UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Intermec, Inc.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m. Pacific time, on Wednesday, May 27, 2009

Place	Intermec Headquarters, 6001 36th Avenue West, Everett, Washington 98203-1264

Items of Business	• To elect nine directors nominated by our directors for a term expiring at the 2010 Annual Meeting of Stockholders or until their successors are elected and qualified.

• To vote on an advisory proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2009.

• To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Record Date	You are entitled to vote if you were a stockholder as of the close of business on March 30, 2009.

Voting	We urge you to read this proxy statement and vote your shares promptly, whether or not you expect to attend the meeting in person. You can vote your shares by proxy over the Internet or by telephone. You can also vote by proxy if you complete, sign and date your voting instruction form and return it by mail (if you are a beneficial owner) or if you request a printed proxy card to complete, sign and return by mail (if you are a stockholder of record).

By order of the Board of Directors,

Janis L. Harwell
Senior Vice President, General Counsel and Corporate Secretary

Everett, Washington
April 17, 2009

Intermec, Inc.
6001 36th Avenue West
Everett, Washington 98203-1264
425.348.2600

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
MAY 27, 2009

QUESTIONS AND ANSWERS ABOUT
THE PROXY MATERIALS AND THE ANNUAL MEETING

1.	Why am I receiving these materials?

We have made these materials available to you on the Internet or, upon your request, have delivered printed copies of these materials to you by mail because our Board of Directors, which we refer to as our “Board,” is soliciting your proxy to vote your shares at the Annual Meeting of Stockholders, (the “Annual Meeting” or “2009 Annual Meeting”) to be held at 10:00 a.m., Pacific time, on May 27, 2009, at our headquarters, 6001 36th Avenue West, Everett, Washington 98203-1264. This proxy statement provides information that we are required to provide you under the rules of the Securities and Exchange Commission (“SEC”) to assist you in voting your shares.

2.	Who is Intermec?

On January 1, 2006, we changed our name to Intermec, Inc. and our ticker symbol on the New York Stock Exchange (“NYSE”) to “IN.” Before 2006, we were named “UNOVA, Inc.” If your ownership of our stock is evidenced by certificates bearing the name “UNOVA, Inc.,” you own Intermec, Inc. shares. Throughout this proxy statement, we refer to the Intermec, Inc. as “Intermec”, including for periods prior to the name change, or as the “Company.” The change in our name did not affect your ownership of shares in the Company.

3.	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

In accordance with rules adopted by the SEC, we provide access to this proxy statement and our 2008 Report to Stockholders over the Internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our stockholders of record and beneficial owners, which contained instructions on how to access this proxy statement and our 2008 Report to Stockholders and how to vote.

We expect to mail the Notice of Internet Availability to stockholders on or about April 17, 2009. If you receive a Notice of Internet Availability, you will not receive a printed copy of the proxy materials unless you specifically request one. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

Most stockholders can elect to view future proxy materials via email instead of receiving paper copies in the mail. Please see the information included in the Notice of Internet Availability. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to our proxy materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

4.	How can I obtain Intermec’s 2008 Annual Report on Form 10-K?

The 2008 Annual Report on Form 10-K (including exhibits), as amended, which we refer to as our “Form 10-K,” is available at the following website: http://www.intermec.com/about_us/investor_relations/compliance/index.aspx. Stockholders may request a free copy of our Form 10-K by contacting Investor

Relations at the address provided under “Corporate Governance — Availability of Information and Communications with the Board.” We will furnish any exhibit to our Form 10-K if specifically requested to do so.

5.	What items of business will be voted on at the Annual Meeting?

(1) The election of nine directors, nominated by our directors, each for a one-year term expiring at the annual meeting of stockholders to be held in 2010 (the “2010 Annual Meeting”) or until their successors are elected and qualified; and

(2) An advisory management proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009.

We will also consider any other business that is properly brought before the Annual Meeting.

6.	How does the Board recommend I vote?

Our Board recommends that you vote for each of the director nominees and for the management proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009.

7.	What shares can I vote?

Intermec’s only class of stock outstanding is common stock, par value $.01 per share (“common stock”). Each share of common stock outstanding as of the close of business Eastern time on the record date, March 30, 2009, is entitled to one vote on all items of business at the Annual Meeting. You may vote all shares you owned as of the close of business, Eastern time, on the record date, which may be (1) shares held directly in your name as the stockholder of record or (2) shares held for you as beneficial owner through a broker, trustee or other nominee, such as a bank, including shares purchased through our Employee Stock Purchase Plan. On the record date, there were 61,960,030 shares of common stock outstanding and entitled to vote. There were 10,864 stockholders of record on the record date and approximately 19,769 beneficial owners. The last sale price of the common stock for that date, as reported in The Wall Street Journal, was $10.22.

8.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most stockholders hold their shares through a broker, trustee or other nominee (such as a bank) rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record.  If your shares are registered directly in your name with our transfer agent, Mellon Investor Services, you are considered to be a stockholder of record with respect to those shares. The Notice of Internet Availability has been sent to you, and, if specifically requested, printed copies of these proxy materials will be sent directly to you by Intermec. You may have certificates for those shares, or they may be registered in book-entry form. As the stockholder of record, you have the right to grant your voting proxy directly to our proxy holders or to vote in person at the meeting. We have provided instructions on voting and granting your voting proxy in the Notice of Internet Availability, and if specifically requested, we will also send a printed proxy card for your use.

Beneficial Owner.  If your shares are held in a brokerage account or by a trustee or other nominee, you are considered to be the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction form by the broker, trustee or nominee, or an agent hired by the broker, trustee or nominee. As a beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote, and you are also invited to attend the Annual Meeting. You will be asked to show some evidence of your ownership (for example, on a brokerage statement) to be admitted to the Annual Meeting.

Because a beneficial owner is not the stockholder of record, you may not vote these shares directly at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee on how to vote your shares.

9.	How can I vote my shares in person at the Annual Meeting?

We will provide a ballot to anyone who requests one at the meeting. Shares held in your name as the stockholder of record may be voted on that ballot. Shares held beneficially in street name may be voted on a ballot only if you bring a legal proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instruction form as described below so that your vote will be counted if you later decide not to attend the meeting.

10.	How can I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as a stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those on the Notice of Internet Availability, proxy card or voting instruction form provided.

By Internet.  Stockholders of record may submit proxies over the Internet by following the instructions on the Notice of Internet Availability or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trustees or nominees. Please check your voting instruction form for Internet voting availability.

By Telephone.  Stockholders of record may submit proxies using any touch-tone telephone from within the United States by following the instructions regarding accessing a copy of the proxy statement on the Notice of Internet Availability or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial owners may vote using any touch-tone telephone from within the United States by calling the number specified on the voting instruction forms provided by their brokers, trustees or nominees.

By Mail.  Stockholders of record may submit proxies by mail by requesting printed proxy cards and completing, signing and dating the printed proxy cards and mailing them in the accompanying pre-addressed envelopes. Beneficial owners may vote by completing, signing and dating the voting instruction forms provided and mailing them in the accompanying pre-addressed envelopes.

Intermec is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder. (Delaware General Corporation Law, Section 212(c).) The electronic voting procedures provided for the Annual Meeting are designed to authenticate each stockholder by use of a control number to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

11.	Can I change my vote?

If you are a stockholder of record and have submitted a proxy, you can change your vote by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you vote again. You may also revoke your proxy at any time before it is voted by sending a written notice of revocation or by submitting a signed proxy card bearing a later date, in either case to Intermec, Inc., c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717. Broadridge must receive any such revocation of proxy by 5:00 p.m., Eastern time, on May 26, 2009, for it to be effective. If you vote by telephone or on the Internet and wish to change your vote, you should call the toll-free number or go to the Internet site, whichever method you used earlier, and follow the directions for changing your vote. Broadridge’s telephone and Internet voting sites will close at 11:59 p.m., Eastern time, on May 26, 2009.

For shares held beneficially, you may change your vote by submitting new voting instructions to your broker, trustee or nominee as permitted by the voting instruction form. If you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, you can change your vote by attending the meeting and voting in person.

12.	What is the quorum required in order to conduct business at the Annual Meeting?

A majority of the shares outstanding at the record date must be present at the meeting in order to hold the meeting and conduct business. Shares are counted as “present” at the meeting if the stockholder attends the meeting or is represented at the meeting by a duly authorized proxy.

13.	What is the voting requirement to approve each of the proposals and how are votes counted?

In the election of directors, which is Proposal 1, you may vote for all of the director nominees or you may withhold your vote with respect to one or more of the director nominees. Our Certificate of Incorporation provides that directors will be elected by a majority of the votes cast at the meeting.

For Proposal 2, which is the management proposal that stockholders express their advisory opinion as to whether they ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009, you may vote for or against Proposal 2, or you may abstain. Our Certificate of Incorporation provides that approval of Proposal 2 requires the affirmative vote of a majority of the votes cast at the meeting. An abstention has the same effect as a vote against this proposal.

If you provide specific instructions (mark boxes) with regard to certain proposals, your shares will be voted as you instruct. If you sign and return your proxy card or voting instruction form or otherwise submit your vote by proxy without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (i.e., for all of the Board’s nominees and for the management proposal). The proxy holders will vote in their discretion on any other matters that properly come before the meeting.

If you are a stockholder of record and do not submit your vote by proxy or vote in person at the Annual Meeting, your shares will not be voted. However, if you hold shares beneficially in street name, the result may be different. If you do not return the voting instruction form, your broker, trustee or nominee may vote your shares in certain circumstances and on certain proposals. The NYSE rules permit brokers to vote their clients’ shares in their own discretion on the election of directors if their clients have not given instructions as to how they want their shares voted. The NYSE also considers a proposal such as Proposal 2 to be routine and would permit brokers to vote on Proposal 2 in their discretion if they have not received instructions from their clients. When a broker votes a client’s shares on some but not all of the proposals at a meeting, the missing votes are referred to as “broker non-votes.” Those shares will be included in determining the presence of a quorum at the meeting, but are not considered “present” for purposes of voting on non-discretionary matters.

14.	What happens if additional matters are presented at the Annual Meeting?

Other than the two proposals described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Patrick J. Byrne, Robert J. Driessnack and Janis L. Harwell, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our director nominees is not available as a candidate for election as a director, the proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

15.	Who will count the votes?

Broadridge Financial Solutions, Inc. will act as inspector of election and tabulate the votes cast at the meeting.

16.	What does it mean if I receive more than one Notice of Internet Availability or more than one set of voting materials?

It means you have multiple accounts with the transfer agent and/or with brokers and banks. Please submit each Intermec proxy and/or voting instruction form you receive.

17.	Who will pay the costs of soliciting votes for the Annual Meeting?

Intermec is making this solicitation and will pay the entire cost of preparing, printing, mailing and distributing the Notice of Internet Availability to stockholders of record and beneficial owners and printed proxy materials to those who specifically request them, as well as the cost associated with soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to Intermec’s posting of the proxy materials on the Internet and mailing of the Notice of Internet Availability and, if specifically requested, printed copies of these proxy materials, the solicitation of proxies may be made in person, by telephone or by electronic communication by our directors, officers and other employees, who will not receive any additional compensation for such activities. We have retained MacKenzie Partners, Inc. (“MacKenzie Partners”) to assist us in the distribution of proxy materials and the solicitation of votes. These services are included in an annual consulting arrangement we have with MacKenzie Partners and are valued at $7,500 of the total consulting fee. We also will pay MacKenzie Partners’ customary costs and expenses for these services. We will also reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy and solicitation materials to the beneficial owners of our common stock.

18.	Where can I find the voting results of the Annual Meeting?

We expect to announce preliminary voting results at the Annual Meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of 2009. You can access that Form 10-Q, and all of our other reports filed with the SEC, at our website, http://www.intermec.com/InvestorRelations/, or at the SEC’s website, http://www.sec.gov.

19.	Is a list of stockholders entitled to vote at the Annual Meeting available?

The list of stockholders of record as of the record date will be available at the Annual Meeting. It will also be available ten days prior to the Annual Meeting, between the hours of 9 a.m. and 4 p.m., Pacific time, Monday through Friday, at the offices of the Corporate Secretary, 6001 36th Avenue West, Everett, Washington 98203-1264. Any holder of our common stock may examine the list for any purpose germane to the Annual Meeting.

20.	What is the deadline to propose actions for consideration at next year’s Annual Meeting?

There are two different procedures by which stockholders may submit proposals for action at our annual meetings of stockholders. The first procedure is provided by the SEC’s rules and the second by our By-Laws.

SEC Rule 14a-8 permits stockholders to submit proposals they would like to have included in our proxy statement and proxy card. In order for such proposals to be considered for our 2010 Annual Meeting, our Corporate Secretary must receive them no later than December 17, 2009.

Section 2.7 of our By-Laws permits stockholders of record to propose business to be considered at an annual meeting without being included in the proxy statement and proxy card. Such business must be a proper matter for stockholder action, and the stockholder proposing it must comply with the applicable notice provisions of our By-Laws. For the 2010 Annual Meeting, notice must be delivered to our Corporate Secretary no earlier than January 27, 2010 and no later than February 26, 2010. If, however, the date of the 2010 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary of the 2009 Annual Meeting, then notice must be delivered not earlier than 120 days before the 2010 Annual Meeting and not later than 90 days before the 2010 Annual Meeting or, if we provide less than 100 days advance notice of the date of the 2010 Annual Meeting, not later than ten days following the day on which public announcement of the date of the 2010 Annual Meeting is first made.

Proposals should be sent to our Corporate Secretary at 6001 36th Avenue West, Everett, Washington 98203-1264. You may obtain a copy of the By-Law provisions regarding these requirements by writing to the Corporate Secretary at that address.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the 2009 Annual Meeting, please promptly vote your shares on the Internet, by telephone or by completing, signing and dating your voting instruction form and returning it by mail (if you are a beneficial owner) or by requesting a printed proxy card and completing, signing, dating and returning it by mail (if you are a stockholder of record).

CORPORATE GOVERNANCE

Availability of Information and Communications with the Board

We have established a Corporate Governance section on our website, which can be accessed at http://www.intermec.com/about_us/investor_relations, and selecting the “Compliance and Filings” option and then selecting the “Corporate Governance” option (our “Corporate Governance Webpage”). The charters of the Board’s standing committees, the Standards of Independence, the Corporate Governance Guidelines and the Standards of Conduct that apply to all directors, officers and other employees are posted there. We intend to disclose on our Corporate Governance Webpage any amendment to the Standards of Conduct and any waiver of the Standards related to executive officers or directors. This proxy statement and the 2008 Report to Stockholders (which includes our Form 10-K) are also available on our Corporate Governance Webpage, indicated above. Stockholders may obtain free printed copies of these materials by contacting Investor Relations as follows:

Intermec, Inc.	Telephone: 425.348.2600
6001 36th Avenue West Everett, Washington 98203-1264	Email: invest@intermec.com

Stockholders or other interested parties who wish to communicate with any individual director, including the Chairman of the Board, our Board as a group, or a specified committee or group of directors, such as our independent directors, can do so by sending written communications by mail or courier, in care of the Corporate Secretary at the street address above, or by email to Board@intermec.com. All correspondence should indicate to whom it is addressed.

Our annual meeting provides an opportunity for stockholders to ask questions or otherwise communicate directly with members of our Board on matters relevant to our Company. All directors are expected to attend our annual meetings of stockholders, as stated in Annex A to the Charter of the Governance and Nominating Committee. Six of our directors attended the annual meeting of stockholders held in 2008 (the “2008 Annual Meeting”). While all of our directors who were then members of the Board planned to attend the 2008 Annual Meeting, Steven B. Sample and Oren G. Shaffer were unable to do so.

Structure of the Board of Directors

Our Board currently has nine members. The size of the Board was increased to its current number in October 2008, and the Board appointed Eric J. Draut as a director to fill the newly created vacancy. One of our independent, non-management directors, Allen J. Lauer, is Chairman of the Board. Patrick J. Byrne, our President and Chief Executive Officer, is a member of the Board. The Board has three standing committees, which are the Audit and Compliance Committee, the Compensation Committee and the Governance and Nominating Committee. The Board also has established an Equity Grant Committee, which is not a standing committee, to which authority has been delegated to make grants to employees who are not executive officers of the Company.

Board Independence

With the exception of Patrick J. Byrne, our Board consists of non-management directors. Mr. Byrne is not an independent director because he also is President and Chief Executive Officer of the Company. The Governance Committee and the Board consider the relationships our non-management directors have with the Company and determine whether such directors are independent of the Company and management. The Board has adopted Standards of Independence, which our stockholders can access on our Corporate Governance Webpage, to help determine whether any of our non-management directors has a material relationship with the Company. After considering relevant facts and circumstances, the Board determined that all of our non-management directors who served during 2008, Eric J. Draut, Gregory K. Hinckley, Lydia H. Kennard, Allen J. Lauer, Stephen P. Reynolds, Steven B. Sample, Oren G. Shaffer and Larry D. Yost, were independent within the meaning of SEC regulations, the NYSE standards for director independence and our Standards of Independence, and had either no relationship with the Company (other than being a director and/or stockholder) or only immaterial relationships with the Company that are permissible within the parameters set forth in our Standards of Independence. The Board generally considered all relationships between the Company and the directors and the other companies for which they or their applicable family members are directors or employees, including some that are not required to be disclosed in this proxy statement as related person transactions. We transact business with some of such other companies, in amounts that do not exceed the limitations contained in our Standards of Independence. In the case of Mr. Draut, the Board also considered the fact that he is the Chief Financial Officer and Board member of our largest shareholder, Unitrin, Inc., and took into account Unitrin’s investment in Intermec and the transactions between Unitrin and Intermec. There is no agreement between Unitrin and Intermec regarding Mr. Draut’s nomination or election to our Board. The Board concluded, on the recommendation of Governance Committee, that Mr. Draut is an independent director.

The Board has determined that the standing committees consist entirely of independent directors. The Board also has determined that our Audit and Compliance Committee members meet the applicable SEC and NYSE requirements relating to audit committee membership.

Meetings of the Board and Executive Sessions

Our Board met ten times during 2008; four of the ten meetings were held by telephone. Materials for our Board and committee meetings are sent in advance to the appropriate participants. If a director cannot attend a meeting, he or she generally communicates any comments or questions through the relevant Chair. All of our incumbent directors attended more than 75% of the aggregate number of Board meetings and meetings of committees of the Board on which that director served during 2008. In addition to executive sessions scheduled as part of regularly scheduled Board meetings, our independent directors met four times in 2008. These meetings are chaired by Mr. Lauer.

Board Committees

In 2008, our Board had three standing committees: the Audit and Compliance Committee, the Compensation Committee and the Governance and Nominating Committee. Independent directors other than committee Chairs are generally expected to serve on two committees.

The following table shows our current directors’ memberships on the standing committees of the Board during 2008. Prior to November 2008, Mr. Shaffer served as a member of our Compensation Committee. Mr. Shaffer has served and continues to serve as Chair of our Audit and Compliance Committee.

	Audit and			Governance and
Director	Compliance	Compensation		Nominating

Eric J. Draut	—	Member(a	)	Member(a	)
Gregory K. Hinckley	Member	Member		—
Lydia H. Kennard	—	Member		Member
Allen J. Lauer	—	—		Chair
Stephen P. Reynolds	Member	—		Member
Steven B. Sample	Member	—		Member
Oren G. Shaffer	Chair	Member(b	)	—
Larry D. Yost	—	Chair		—

(a)	November 20, 2008 to present.

(b)	Prior to November 20, 2008.

Audit and Compliance Committee.  The Audit and Compliance Committee (the “Audit Committee”) consists of four independent directors. The current members are Mr. Shaffer (Chair), Mr. Hinckley, Mr. Reynolds and Dr. Sample. The Board has determined that, under the rules of the SEC and NYSE, all of the members of the Audit Committee are independent and financially literate. The Board has also determined that Mr. Hinckley and Mr. Shaffer each meet the SEC criteria for “audit committee financial expert.” The Audit Committee’s authority and responsibilities are set forth in a charter adopted by the Board and reviewed annually. That charter is available on our Corporate Governance Webpage.

The Audit Committee, which met ten times in 2008, evaluates the qualifications, performance and independence of our independent registered public accounting firm, which reports directly to the Audit Committee, and has the responsibility to retain or to terminate the independent registered public accounting firm as our independent auditors. The Audit Committee reviews and discusses with the independent auditors and with management our annual audited consolidated financial statements and quarterly financial statements, the effects of regulatory and accounting initiatives and any significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements. The Audit Committee also reviews and discusses with the independent auditors, internal auditors and management the adequacy of our system of internal controls and procedures. Additionally, the Audit Committee reviews and discusses with the independent auditors and management our internal audit department’s responsibilities, budget and staffing as well as any recommended changes to the internal audit scope and plan. The Audit Committee’s policy is that all audit and non-audit services to be performed by our independent auditors must be approved in advance. The Audit Committee reviews with management and discusses proposed earnings releases. The Audit Committee periodically meets separately with management, internal audit, and our independent auditors.

The Audit Committee reviews management’s implementation and enforcement of compliance with our Standards of Conduct. The Audit Committee also considers other possible conflicts of interest situations brought to its attention and makes appropriate recommendations concerning these situations. In addition, it oversees management’s compliance with our Related Person Transactions Policy, as described in “Certain Relationships and Related Persons Transactions — Policies, Procedures and Practices.”

The report of the Audit Committee appears under the caption “Report of the Audit and Compliance Committee.”

Compensation Committee.  The Compensation Committee consists of four independent directors. They currently are Mr. Yost (Chair), Mr. Draut, Mr. Hinckley and Ms. Kennard. Mr. Shaffer also served as a member the Compensation Committee until November 20, 2008. The Compensation Committee met eight times in 2008. The Board has determined that all of the members of the Compensation Committee are independent, non-employee, outside directors within the meanings of SEC regulations, NYSE listing standards, and the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee’s authority and responsibilities are set forth in a charter adopted by the Board and reviewed annually. That charter is available on our Corporate Governance Webpage.

The Compensation Committee recommends to the Board policies for executive compensation and approves the remuneration of all corporate and executive officers, including our Chief Executive Officer (“CEO”). It oversees the administration of the employee equity and cash incentive plans, cash bonus plans, Employee Stock Purchase Plan, and certain other compensation and retirement arrangements.

The Compensation Committee acts on elements of executive officer compensation at various times during the year. Shortly before the end of each year, the Compensation Committee comprehensively reviews the total compensation of each executive officer and relevant peer group comparisons with the Compensation Committee’s outside compensation consultant. Decisions on executive officer salaries for the following year are made during the same meeting. In the first quarter of each year, the Compensation Committee determines Management Incentive Compensation Plan (“MICP”) payments based on performance achieved during the preceding year. The MICP is our annual cash bonus program for executive officers and other employees. In the same quarter, the Compensation Committee sets the performance metrics for the current year’s MICP. The Compensation Committee has considered stock option grants and other equity incentive awards for executive officers and other employees at the time of the annual stockholder meeting, during the second quarter of the year. Other equity incentive awards for executive officers and other employees are generally made in the second quarter of the year.

The Compensation Committee considered findings by Frederic W. Cook & Co., Inc. (“FWC”) in determining 2008 compensation levels for the executive officers. FWC serves as the Compensation Committee’s outside compensation consultant to advise it on various aspects of executive compensation. Specifically, FWC attended several scheduled Compensation Committee meetings and provided to the Compensation Committee relevant market data, information on compensation trends and advice on compensation levels for the executive officers for 2008 and 2009. FWC has also assisted the Compensation Committee with a review of the terms of its equity incentive plans and assisted the Governance and Nominating Committee with a benchmarking review for non-employee director compensation. FWC has not performed any services on behalf of management, but works with management with the permission of the Compensation Committee. Each year, FWC presents to the Compensation Committee a total compensation analysis for each executive officer based on market data provided by FWC at the Compensation Committee’s direction. This is the Compensation Committee’s frame of reference for the executive officer compensation decisions it will make in the following year. Based on this data, FWC makes recommendations to the Compensation Committee regarding CEO compensation. The CEO, with the assistance of the Vice President of Human Resources, provides recommendations to the Compensation Committee for the executive officers (excluding the CEO) also based on the data provided by FWC.

The Compensation Committee’s charter allows it to delegate its authority to subcommittees or other Board committees, and it has used this authority to delegate to the Equity Grant Committee authority to make equity grants to employees who are not executive officers, typically in the case of new hires or promotions; see “Executive Compensation — Compensation Discussion and Analysis — Equity Granting Practices”.

Governance and Nominating Committee.  The Governance and Nominating Committee (the “Governance Committee”) consists of five independent directors. The members of the Governance Committee currently are Mr. Lauer (Chair), Mr. Draut, Ms. Kennard, Mr. Reynolds and Dr. Sample. The Governance Committee met six times in 2008. The Board has determined that, under the corporate governance rules of NYSE, all of the members of the Governance Committee are independent. The Governance Committee’s authority and responsibilities are set forth in a charter adopted by the Board and reviewed annually. That charter is available on our Corporate Governance Webpage.

The Governance Committee reviews and recommends to the Board practices and procedures relating to corporate governance, including the evaluation and recommendation of criteria for membership on the Board and the composition and structure of the Board and its committees. The Governance Committee also reviews succession plans related to the CEO and recommends to the Board the compensation of directors for Board and committee service each year.

The Governance Committee evaluates the size of the Board and considers the qualifications of persons recommended for election to fill vacancies that may occur on the Board from time to time. The Governance Committee also evaluates the qualifications of persons recommended by the stockholders for election to the Board, as disclosed under “Consideration of Director Nominees.”

Consideration of Director Nominees

The Governance Committee annually assesses the size, composition and needs of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise occur, the Governance Committee consults with the full Board. The Board may decide either to fill the vacancy or to reduce the size of the Board to eliminate the vacancy. The Board may retain a professional search firm to assist with the identification and evaluation of candidates to fill any vacancy.

The Governance Committee has adopted general criteria for nomination to the Board. These general criteria describe the traits, abilities and experience that, at a minimum, the Governance Committee considers in selecting candidates to recommend for nomination to the Board. The following is a summary of these criteria:

•	Directors should be of the highest ethical character and share the values of the Company, as represented in the Standards of Conduct and in the Corporate Governance Guidelines;

•	Directors should hold or have held a generally recognized position of leadership that demonstrates the ability to exercise sound judgment in a wide variety of matters;

•	A majority of the members of the Board must be independent within the meaning of applicable rules, regulations and listing standards;

•	Directors should be willing to devote a substantial amount of time to Company business so as to understand the Company’s business and keep informed of operations, understand the Company’s reporting system and system of internal controls, and exercise care, balance, fairness and due deliberation in the decision-making process;

•	Directors should have the ability to attend Board meetings, meetings of all committees of which they are members and annual meetings of stockholders;

•	Directors should be able to engage in a free and open exchange of ideas and opinions with other directors at Board and committee meetings;

•	Directors should be able to serve for at least five years before reaching the retirement age of 75;

•	Directors are expected to comply with stock ownership guidelines established by the Board; and

•	Directors should be available to offer advice and guidance to the CEO at times other than regularly scheduled Board meetings.

In addition, the Governance Committee considers specific qualities needed to fill a particular vacancy, such as financial expertise and financial literacy for potential members of the Audit Committee, and other characteristics desired to achieve a balance of knowledge, experience and capability on the Board.

The Governance Committee will consider candidates recommended by stockholders if they meet the criteria referred to above. Recommendations may be sent to the Governance Committee in care of the Corporate Secretary at the address set out on the first page of this proxy statement. They must include the following:

•	the candidate’s name and address;

•	a brief biographical statement of the candidate, including his or her occupation for at least the last five years, and a description of his or her qualifications for Board membership; and

•	the candidate’s signed consent to be named in the proxy statement and to serve as a director if elected.

Any stockholder recommendation of a candidate for election at the 2010 Annual Meeting must be received no later than December 17, 2009, in order for the Governance Committee to consider it.

Section 2.7 of our By-Laws establishes an alternative procedure for stockholders of record to nominate persons for election to our Board at an annual meeting. The By-Laws do not provide for such nominations to be included in our proxy statement and proxy card. A stockholder who intends to make a nomination at the annual meeting must give timely notice in writing to the Corporate Secretary as set out in our By-Laws. For nominations to be made at the 2010 Annual Meeting, notice must be delivered to the Corporate Secretary at the address set out on the first page of this proxy statement no earlier than January 27, 2010 and no later than February 26, 2010. If, however, the date of the 2010 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary of the 2009 Annual Meeting, then notice must be delivered not earlier than 120 days before the 2010 Annual Meeting and not later than 90 days before the 2010 Annual Meeting or, if we provide less than 100 days advance notice of the date of the 2010 Annual Meeting, not later than ten days following the day on which public announcement of the date of the 2010 Annual Meeting is first made.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Directors who served as members of our Compensation Committee in 2008 were Mr. Draut (beginning November 20, 2008), Mr. Hinckley, Ms. Kennard, Mr. Shaffer (until November 20, 2008) and Mr. Yost. During 2008, there were no compensation committee interlocks or other relationships to be reported under this item.

DIRECTOR COMPENSATION

Our current Director Compensation Program (the “2008 Program”) was adopted by our Board for non-employee director compensation beginning in 2008, following a review by our Governance Committee. The Governance Committee was assisted in this review by its outside compensation consultant, FWC, which provided advice and perspective regarding peer group practices (using the same companies that were used to benchmark 2008 executive compensation) and broader market trends. The 2008 Program is intended to remain in effect until amended or terminated by the Board.

The 2008 Program consists of annual retainers paid in cash or stock; meeting fees paid in cash or stock; stock options; and restricted deferred stock units. Directors may also elect to defer the annual retainers and meeting fees as deferred cash or deferred stock. Directors who are employees of the Company are not eligible to participate in the 2008 Program. Equity awards are made pursuant to the 2008 Program from shares authorized under our 2008 Omnibus Incentive Plan (the “2008 Plan”).

In 2009, as part of our continuing effort to reduce operating costs during this period of economic uncertainty, our Board voted to reduce by 10% the cash-denominated retainer and meeting fees of our non-employee directors for all of 2009, effective January 1, 2009, pursuant to an amendment to the 2008 Program. The following describes amounts payable to our non-employee directors during 2008.

Retainers.  Directors receive an annual retainer for Board service, which was $40,000 for 2008. The non-executive Chairman of the Board and each director who serves as Chair of a Board committee also receive an additional annual retainer. Retainer fees are denominated in cash and paid in cash unless the director elects to receive the retainer in the form of Intermec common stock or defers the retainer into a deferred cash or stock account under the Director Deferred Compensation Plan. The number of shares or deferred stock units is determined after the end of the quarter in which earned and, as described in footnote (d) to the 2008 Director Compensation Table, is based on the fair market value of Intermec common stock for the preceding quarter. For the first two quarters of 2008, this value was based on the “average market price” of Intermec common stock for the preceding quarter, and for the last two quarters of 2008, this value was based on the closing price of Intermec common stock on the first business day after the end of the quarter. The annual retainer for a non-executive director serving as Chairman of the Board is $150,000 for the 12-month period ending June 30, 2008 and $120,000 for each 12-month period thereafter, which retainer amount is automatically deferred into a stock account under the Director Deferred Compensation Plan. The annual retainers for service as Chair of the Audit Committee, Compensation Committee and Governance

Committee were $15,000, $10,000 and $10,000, respectively, except that the Chairman of the Board, when also acting in the capacity of the Chair of the Governance Committee, does not receive any additional committee chair retainer.

Meeting Fees.  Directors receive fees for attendance at Board and committee meetings. The meeting attendance fees are denominated in cash and paid, at the election of the director, in cash or shares of Intermec common stock after the end of the quarter in which earned. The number of shares is determined based on the fair market value of Intermec common stock as described in the preceding paragraph and in footnote (d) to the 2008 Director Compensation Table. In 2008, each director received a fee of $2,000 for each meeting of the Board and for each meeting of a committee of the Board that the director attended.

Deferred Compensation.  Directors may defer all or part of their retainers or meeting attendance fees into a deferred cash or deferred stock account under Director Deferred Compensation Plan. Each director’s deferred stock account is credited with a number of deferred stock units determined based on the dollar amount deferred divided, under the 2008 Program, by the fair market value of Intermec common stock on the first business date after the end of the quarter and, previously, by the “average market price” of Intermec common stock during the pertinent quarter. The calculations are described in more detail in footnote (d) to the 2008 Director Compensation Table. The cash account is credited with the amount of cash deferred. Credits to the deferred stock and deferred cash accounts are made on the first business day following the end of each quarter. Cash accounts accrue interest at a rate equal to the prime rate. If the Company paid regular cash dividends on the common stock, the directors’ stock accounts would be credited with additional share units based on the fair market value of the common stock on the dividend payment date. Transfers between the stock account and the cash account are not permitted. Payment of deferred amounts begins in the January following the year in which a director leaves the Board. Directors may elect in advance to receive deferred amounts as a lump sum or in 2 to 15 substantially equal annual installments. Our Director Deferred Compensation Plan became effective in May 2008 and is intended to be a continuation of the deferral components under a predecessor plan.

Stock Options and Restricted Deferred Stock Units.  Under the 2008 Program and beginning in 2008, each director automatically receives at each annual meeting of stockholders at which they are reelected a grant of a stock option to purchase shares of Intermec common stock with a Black-Scholes value of $80,000 and a grant of restricted deferred stock units with a value of $80,000, based on the fair market value of Intermec common stock on the date of grant. Any director who joined the Board at any subsequent time of the year will receive a pro rata portion of the annual stock option grant and the annual restricted deferred stock unit grant, roughly based on the time remaining until the next annual meeting. Annual option grants generally vest and become exercisable in four equal installments on the first business day of each fiscal quarter, beginning on the date of grant, and generally expire seven years from the date of grant, subject to earlier termination if the director ceases service as a director. Restricted deferred stock unit grants become fully vested at the following annual meeting, provided a director continues to serve on the Board during that period. All restricted deferred stock unit grants to directors under the 2008 Program will automatically be deferred into and subject to the Director Deferred Compensation Plan.

Immediately after the annual meeting of stockholders held in 2008, each then current director also received a stock option grant and a restricted deferred stock unit award for a pro rata portion of the value of the annual stock option grant and restricted deferred stock unit grant made on the same date, based on the time between January 1, 2008 and the date of the 2008 annual meeting of stockholders. These pro rata grants were made to directors to make up for an equity award that would have been granted on January 1, 2008 under the prior director compensation program; the stock options vested on December 31, 2008 and the restricted deferred stock units will vest at the annual meeting on May 27, 2009.

Our directors were compensated in 2008 only as described above and do not participate in any Intermec pension or other benefit plans. We pay or reimburse directors for lodging, travel and other expenses incurred for the purpose of attending meetings of the Board and its committees.

The following table sets forth information regarding the compensation for each of our non-employee directors during 2008.

2008 Director Compensation Table

	Fees Earned
	or Paid	Stock	Option	All Other
	in Cash(a)	Awards(b)	Awards(c)	Compensation(d)	Total
Name	($)	($)	($)	($)	($)

Eric J. Draut(e)	$21,783	$12,711	$12,501	$0	$46,995
Gregory K. Hinckley	60,000	123,677	89,122	769	273,567
Lydia H. Kennard	90,000	83,677	89,122	0	262,798
Allen J. Lauer	66,000	258,677	89,122	4,746	418,544
Stephen P. Reynolds	52,000	123,677	89,122	769	265,567
Steven B. Sample	48,000	123,677	89,122	769	261,567
Oren G. Shaffer	52,000	138,677	89,122	2,164	281,962
Larry D. Yost	42,000	133,677	89,122	1,855	266,653

(a)	The amounts reported represent the total amount of retainer and meeting fees for 2008 that were denominated in cash and that were (i) paid in cash or (ii) at the election of the director, deferred into a deferred cash account or a deferred stock unit account. Mr. Lauer, Mr. Shaffer and Mr. Yost elected to receive their meeting fees and retainers, and Dr. Sample elected to receive his retainer, in the form of deferred stock units. Mr. Shaffer’s and Mr. Yost’s elections included their retainers for service as Chairs of Board committees. The following table sets forth the number of deferred stock units each of these directors received, by quarter. Fractional shares are settled in cash. The “Grant Date Fair Value” is the cash-denominated amount of meeting fees and retainers due, divided by, for the first two quarters of 2008, the average market price of Intermec common stock for the pertinent quarter or, for the last two quarters of 2008, the fair market value of Intermec common stock on the first business day after the end of the pertinent quarter, as more fully described and set forth in note (d).

			Grant Date
		Deferred	Fair Value
Name	Period	Stock Units	($)

Mr. Lauer	1st quarter 2008	747.1852	16,000
	2nd quarter 2008	455.8883	10,000
	3rd quarter 2008	830.7373	16,000
	4th quarter 2008	1,844.7348	24,000

Dr. Sample	1st quarter 2008	466.9908	10,000
	2nd quarter 2008	455.8883	10,000
	3rd quarter 2008	519.2108	10,000
	4th quarter 2008	768.6395	10,000

Mr. Shaffer	1st quarter 2008	747.1852	16,000
	2nd quarter 2008	455.8883	10,000
	3rd quarter 2008	830.7373	16,000
	4th quarter 2008	768.6395	10,000

Mr. Yost	1st quarter 2008	466.9908	10,000
	2nd quarter 2008	273.5330	6,000
	3rd quarter 2008	519.2108	10,000
	4th quarter 2008	1,229.8232	16,000

(b)	The amounts reported represent the compensation expense we recognized during the year ended December 31, 2008, in accordance with the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment (“FAS 123R”), with respect to (i) shares of common stock directors elected to receive in lieu of cash retainers and meeting fees, (ii) restricted deferred stock units granted to directors (“RDSUs”) in 2008 and (iii) Mr. Lauer’s mandatory deferral of his Board Chairman retainer fee into a stock account. Mr. Hinckley and Mr. Reynolds elected to receive their retainers in the form of shares of Intermec common stock. The number of shares is calculated quarterly, by dividing the cash-denominated amount due by, for the first two quarters of 2008, the average market price of Intermec common stock for the pertinent quarter or, for the last two quarters of 2008, the fair market value of Intermec common stock on the first business day after the end of the pertinent quarter, as more fully described and set forth in note (d), which constitutes the FAS 123R fair value for these awards.

The following table sets forth for each director the number of shares or deferred stock units of Intermec common stock received, and the grant date fair value of such shares computed in accordance with FAS 123R. Fractional shares are paid or settled in cash.

			Grant
		Shares or	Date Fair
		Deferred	Value
Name	Period	Stock Units	($)

Mr. Hinckley and Mr. Reynolds (retainers)	1st quarter 2008	466.9908	10,000
	2nd quarter 2008	455.8883	10,000
	3rd quarter 2008	519.2108	10,000
	4th quarter 2008	768.6395	10,000

Each director (other than Mr. Draut)	Annual RDSU	3,635.0000	80,000
	Makeup RDSU	1,434.0000	31,562

Mr. Draut (pro rata award)	Annual RDSU	2,732.0000	50,849

Mr. Lauer (Board Chair retainer)	1st quarter 2008	1,751.2153	37,500
	2nd quarter 2008	1,709.5809	37,500
	3rd quarter 2008	1,557.6324	30,000
	4th quarter 2008	2,305.9185	30,000

(c)	The amounts reported represent the compensation expense that we recognized during the year ended December 31, 2008, in accordance with the provisions of FAS 123R with respect to stock options granted in 2008. The options vest and become exercisable in four equal installments on the first business day of each fiscal quarter of the Company, beginning on the grant date. The exercise price is equal to the fair market value of Intermec common stock on the date of grant, which, pursuant to the 2008 Plan, is the closing price per share of common stock as reported on the NYSE on that date. The grant date fair value for the options granted on May 23, 2008 was $22.01 per share; the grant date fair value for the options granted to Mr. Draut on October 3, 2008 was $18.61. Refer to Note F, “Shareholders’ Equity,” in the Notes to Consolidated Financial Statements included in our Form 10-K for fiscal year 2008 for the relevant assumptions used to determine the FAS 123R fair value of the stock options.

The following table sets forth for each director the aggregate number of stock options outstanding as of December 31, 2008.

Number of
Stock Options
Name	(#)

Mr. Draut	6,428
Mr. Hinckley	59,312
Ms. Kennard	69,312
Mr. Lauer	71,812
Mr. Reynolds	41,812
Dr. Sample	81,812
Mr. Shaffer	34,963
Mr. Yost	71,812

(d)	We calculate the number of shares or deferred stock units received by directors with respect to cash-denominated retainers and meeting fees on a quarterly basis. Under the terms that were in effect until the 2008 Program became effective in May 2008, “fair market value” was the average of the high and low selling prices on the pertinent date, and the number of shares was determined using the average of the fair market value of shares of Intermec common stock for every business day during the pertinent quarter (the “average market price”). Under the 2008 Program, “fair market value” is the closing price of our common stock and the number of shares is determined using the fair market value on the first business day after the end of the pertinent quarter. Either the average market price or the closing price on the first business day after the end of the quarter may be less than the closing price of our common stock on the last business day of the quarter. The amounts reported represent (i) the positive difference, if any, between (A) the closing market price of Intermec common stock on the last business day of each fiscal quarter of 2008 and (B) the average market price of Intermec common stock for the first two quarters of 2008 and the closing price of our common stock on the first business day following the end of each calendar quarter for the last two quarters of 2008, (ii) multiplied by the number of shares or deferred shares issued to each director in payment of his or her retainer and meeting fees (if applicable) for that quarter. The following table sets forth the calculation of the value represented by (i) in the preceding sentence.

			Closing Price on
	Closing Price on	Average Market	the First Business	Positive
	the Last Business	Price for the	Day after the	Difference,
	Day of the Quarter	Quarter	Quarter	if any
	($)	($)	($)	($)

1st quarter 2008	22.19	21.41	N/A	0.78
2nd quarter 2008	21.08	21.94	N/A	—
3rd quarter 2008	19.64	N/A	19.26	0.38
4th quarter 2008	13.28	N/A	13.01	0.27

At no cost to Intermec, our directors are eligible to obtain matching contributions of up to $25,000 from The Intermec Foundation (the “Foundation”) for contributions they make to schools and educational institutions. The Foundation is a nonprofit, tax-exempt charitable foundation that was formed and funded in 1993 by our former parent company, Litton Industries. We have never contributed any assets to the Foundation, and all Foundation costs have been paid using Foundation assets. The Foundation makes grants to schools (kindergarten through grade 12), supports a scholarship competition for children of employees, makes matching donations to other educational institutions and donates to community charities or projects. Not included in this column are the following amounts for which the Foundation has made or will make a matching contribution in 2008 or 2009 in respect of contributions made by directors in 2008 to tax-exempt educational institutions.

Matching
Contribution to
Tax-Exempt
Educational
Institutions
Name	($)

Mr. Hinckley	$10,500
Mr. Lauer	10,452
Dr. Sample	5,000

(e)	Mr. Draut became a member of our Board in October 2008.

Director Ownership Guidelines

In July 2004, we adopted stock ownership guidelines for directors. The guidelines suggest that directors retain from the compensation paid to them by us a total of Intermec common stock and derivatives of our common stock equal in value (calculated at the current market price) to five times the current annual retainer fee under the 2008 Program, or $200,000 based on 2008 compensation levels; the amount would be $180,000 based on 2009 compensation levels. The guidelines also suggest that a new director should accumulate this amount within five years from the commencement of service on the Board.

PROPOSAL 1.

ELECTION OF DIRECTORS

The Board, pursuant to our By-Laws, has set the current number of directors at nine. Each director is subject to election at each annual meeting of stockholders. Accordingly, if elected, each director would serve a one-year term expiring at the 2010 Annual Meeting or until their successors are elected and qualified. Our Certificate of Incorporation provides that the directors will be elected by a majority of the votes cast at the meeting. Our Board has a policy of mandatory retirement from the Board at the annual meeting following a director’s 75th birthday.

The following information provides the age, business experience and Board committee membership as of March 30, 2009, of the nominees for election who have been nominated by the directors. All nominees have consented to being named as such in this proxy statement and have agreed to serve if elected. If, as a result of circumstances not presently known, any nominee declines or is unable to serve as a director, proxies will be voted for the election of such other person as the Board may select, or the number of authorized directors may be reduced.

RECOMMENDATION

The Board of Directors unanimously recommends that you
vote FOR the election of each of the following nominees:

PATRICK J. BYRNE, age 48.  Mr. Byrne is Chief Executive Officer and President of Intermec. Prior to joining Intermec in these capacities in 2007, Mr. Byrne served as a Senior Vice President and President of the Electronic Measurement Group of Agilent Technologies Inc., a bio-analytical and electronic measurement company, from February 2005 to March 2007. Prior to assuming that position, Mr. Byrne served as Vice President and General Manager for Agilent’s Electronic Products and Solutions Group’s Wireless Business Unit from September 2001 to February 2005. He served as Vice President for Agilent’s Electronic Products and Solutions Group’s Product Generation Units from 1999 to 2001. He currently serves on the Board of Samuel Ginn College of Engineering at Auburn University.

ERIC J. DRAUT, age 51.  Mr. Draut is the Executive Vice President and Chief Financial Officer of Unitrin, Inc., a position he has held since February 1997. He also has been a director of Unitrin since 2002. Mr. Draut has been a director of Intermec since October 2008. He is a member of the Compensation Committee and the Governance and Nominating Committee. He also serves as Chairman of the Board for Lutheran Social Services of Illinois.

GREGORY K. HINCKLEY, age 62.  Mr. Hinckley is President and a director of Mentor Graphics Corporation, a provider of electronic design automation software and systems, and has served in that capacity since 1999. He joined Mentor Graphics as Executive Vice President, Chief Operating Officer and Chief Financial Officer in 1997. Mr. Hinckley has been a director of Intermec since 2004. He is a member of the Audit and Compliance Committee and the Compensation Committee. He also serves on the board of Arc Soft Inc.

LYDIA H. KENNARD, age 54.  Ms. Kennard is a principal of Airport Property Ventures, LLC, an aviation-related real estate company. From 1999 to 2003 and again from October 2005 through February 2007, Ms. Kennard served as Executive Director of Los Angeles World Airports, a system of airports comprising Los Angeles International, Ontario International, Palmdale Regional and Van Nuys General Aviation Airports. Ms. Kennard has been a director of Intermec since 2003, and is a member of the Compensation Committee and the Governance and Nominating Committee. She also serves as a director of URS Corp., AMB Property Corporation, the UniHealth Foundation and the California Air Resources Board, and as a trustee for the RAND Corporation and the University of Southern California.

ALLEN J. LAUER, age 71.  Mr. Lauer is Retired Chairman of the Board of Varian, Inc., a supplier of scientific instruments and vacuum technologies. Mr. Lauer served as the Chairman of Varian from 2002 through February 2009. He served as Chief Executive Officer of Varian from 1999 until his retirement from that position on December 31, 2003. Mr. Lauer has been a director of Intermec since 2003 and has served as the non-executive Chairman of the Board and the Chair of the Governance and Nominating Committee since July 2007.

STEPHEN P. REYNOLDS, age 61.  Mr. Reynolds is President and Chief Executive Officer of Puget Energy, Inc., and of its wholly owned utility subsidiary, Puget Sound Energy, Inc. He has served in that capacity since 2002. Mr. Reynolds also held the position of Chairman of the Board from 2005 through February 2009, when Puget Energy, Inc. was sold. Mr. Reynolds has been a director of Intermec since 2005 and serves on the Audit and Compliance Committee and the Governance and Nominating Committee. He also serves on the boards of the Edison Electric Institute, Green Diamond Resource Company, the American Gas Association, the ArtsFund, Performing Arts Center Eastside, the 5th Avenue Theatre and the Washington Roundtable.

STEVEN B. SAMPLE, age 68.  Dr. Sample is President of the University of Southern California and has held that position since 1991. From 1982 to 1991, Dr. Sample was President of the State University of New York at Buffalo. Dr. Sample has been a director of Intermec since 1997 and is a member of the Audit and Compliance Committee and the Governance and Nominating Committee. He also serves as a director of the Santa Catalina Island Company, the AMCAP Fund, Inc. and the American Mutual Fund, Inc. Dr. Sample is also founding Chairman of the Association of Pacific Rim Universities, a trustee of the University of Southern California and of the Regenstreif Medical Foundation, and the past Chairman and a current member of the Association of American Universities.

OREN G. SHAFFER, age 66.  Mr. Shaffer is the Retired Vice Chairman and Chief Financial Officer of Qwest Communications International Inc., having served in that capacity from 2002 to 2007. From 2000 to 2002, Mr. Shaffer was President and Chief Operating Officer of Sorrento Networks, which develops intelligent optical networking solutions for telecommunications applications. Mr. Shaffer has been a director of Intermec since 2005 and has served as the Chair of the Audit and Compliance Committee since July 2007. Mr. Shaffer has been a member of the Audit and Compliance Committee since 2005 and was a member of the Compensation Committee from 2005 through November 2008. Mr. Shaffer also serves on the boards of the Terex Corp. and the Belgacom S.A.

LARRY D. YOST, age 71.  Mr. Yost is the Retired Chairman of the Board and Chief Executive Officer of ArvinMeritor, Inc., a global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. He served in those positions from 2000 to August 2004. From 1997 until the 2000 merger of Arvin, Inc. and Meritor Automotive, Inc., Mr. Yost was Chairman and Chief Executive Officer of Meritor, a supplier of automotive components and systems. Mr. Yost has been a director of Intermec since 2002 and is Chair of the Compensation Committee. He also serves as the Lead Director of Kennametal, Inc. and the Chairman of the Board of Milacron Inc. He also served as a director of Actuant Corporation until he retired from that position in January 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the number of shares of common stock beneficially owned, directly or indirectly, by the parties that reported beneficial ownership of more than 5% of our outstanding common stock, as indicated in the applicable Schedule 13D or Schedule 13G, and by each director, each executive officer named in the Summary Compensation Table included in this proxy statement (the “named executive officers”), and all of our directors and executive officers as a group, as of March 30, 2009, unless otherwise noted.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and is not necessarily indicative of beneficial ownership for any other purpose. Shares of common stock that a person has a right to acquire within 60 days of March 30, 2009, or, with respect to 5% beneficial owners, as calculated in the applicable Schedule 13D or Schedule 13G, are deemed outstanding for purposes of computing the percentage ownership of that person, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group, if applicable.

Beneficial Owners of More than 5%

	Amount
	and Nature
	of Beneficial		Percent of
Name and Address of Beneficial Owner	Ownership		Class(g)

Unitrin, Inc.	12,657,764	(a)	20.43%
One East Wacker Drive
Chicago, IL 60601
Wells Fargo & Company	7,535,686	(b)	12.16%
420 Montgomery Street
San Francisco, CA
GAMCO Investors, Inc.	5,122,898	(c)	8.27%
One Corporate Center
Rye, NY 10580
Lord, Abbett & Co. LLC	4,299,222	(d)	6.94%
90 Hudson Street
Jersey City, NJ 07302
Barclays Global Investors, NA.	3,552,291	(e)	5.73%
400 Howard St.
San Francisco, CA 94105
Artisan Partners Limited Partnership	3,539,635	(f)	5.71%
875 East Wisconsin Avenue
Suite 800 Milwaukee, WI 53202

(a)	Information presented is based on a Schedule 13D/A, filed March 31, 2003, by Unitrin, Inc. (“Unitrin”) and Trinity Universal Insurance Company, Unitrin’s wholly owned subsidiary. According to the Schedule 13D/A, as of March 28, 2003, Unitrin and Trinity Universal Insurance Company reported that they share power to vote and dispose of these Intermec shares.

(b)	Information presented is based on a Schedule 13G/A, filed on February 2, 2009, by Wells Fargo & Company, Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC. According to the Schedule 13G/A, as of December 31, 2008, Wells Fargo & Company reported that it beneficially owned 7,535,686 Intermec shares, of which it had sole power to vote 7,032,935 shares, had sole power to dispose of 7,245,685 shares and shared power to dispose of 9,511 shares. Wells Capital Management Incorporated reported that it beneficially owned 7,098,275 Intermec shares, of which it had sole power to vote 1,430,878 shares and sole power to dispose of 7,098,275 shares. Wells Fargo Funds Management, LLC reported that it beneficially owned 371,577 Intermec shares, of which it had sole power to vote 5,570,734 shares and sole power to dispose of 95,177 shares.

(c)	Information presented is based on a Schedule 13D/A, filed on March 13, 2009, by GAMCO Investors, Inc., Gabelli Funds, LLC, GAMCO Asset Management Inc., Gabelli Securities, Inc., MJG Associates, Inc., GGCP, Inc. and Mario J. Gabelli. According to the Schedule 13D/A, as of March 13, 2009, GAMCO Investors, Inc. reported that it beneficially owned and had sole power to vote and dispose of 3,000 Intermec shares. Gabelli Funds, LLC reported that it beneficially owned and had sole power to vote and dispose of 767,150 Intermec shares. GAMCO Asset Management Inc. reported that it beneficially owned 4,322,748 Intermec shares, of which it had sole power to vote 4,150,482 shares and sole power to dispose of 4,322,748 shares. Gabelli Securities, Inc. reported that it beneficially owned and had sole power to vote and dispose of 6,000 Intermec shares. MJG Associates, Inc. reported that it beneficially owned and had sole power to vote and dispose of 14,000 Intermec shares. Mario J. Gabelli reported that he beneficially owned and had sole power to vote and dispose of 10,000 Intermec shares. GGCP, Inc. reported beneficial ownership of zero Intermec shares.

(d)	Information presented is based on a Schedule 13G/A, filed on February 13, 2009, by Lord, Abbett & Co. LLC. According to the Schedule 13G/A, as of December 31, 2008, Lord, Abbett & Co. LLC reported that it beneficially owned 4,299,222 Intermec shares, of which it had sole power to vote 3,748,084 shares and had sole power to dispose of 4,299,222 shares.

(e)	Information presented is based on a Schedule 13G filed on February 5, 2009, by Barclays Global Investors, NA. According to the Schedule 13G, as of December 31, 2008, Barclays Global Investors, NA reported that it was beneficial owner of 1,170,281 Intermec shares, of which it had sole power to vote 974,771 shares and had sole power to dispose of 1,170,281 shares. Barclays Global Fund Advisors reported that it beneficially owned 2,348,814 Intermec shares, of which it had sole power to vote 1,793,379 shares and had sole power to dispose of 2,348,814 shares. Barclays Global Investors, LTD reported that it beneficially owned 33,196 Intermec shares, of which it had sole power to vote 2,000 shares and had sole power to dispose of 33,196 shares.

(f)	Information presented is based on a Schedule 13G/A, filed on January 9, 2009, by Artisan Partners Limited Partnership, Artisan Investment Corporation, ZFIC, Inc., Andrew A. Zeigler, Carlene M. Ziegler and Artisan Funds, Inc. According to the Schedule 13G/A, as of December 31, 2008, Artisan Partners Limited Partnership, Artisan Investment Corporation, ZFIC, Inc., Andrew A. Zeigler and Carlene M. Ziegler reported that they each beneficially owned 3,539,635 Intermec shares, of which they shared power to vote 3,394,035 shares and to dispose of 3,539,635 shares. Artisan Funds, Inc. reported that it beneficially owned 1,822,419 Intermec shares, of which it shared power to vote and to dispose of all of these shares.

(g)	The percent of class outstanding reported on this table is based on 61,960,030 shares of our common stock outstanding as of March 30, 2009.

Beneficial Ownership of Directors and Management

The following table sets forth information regarding the beneficial ownership of our common stock as of March 30, 2009, for each of our directors, each of our named executive officers and all of our directors and executive officers as a group. Except as otherwise indicated, and except to the extent that any transfers of shares of restricted stock and of restricted stock units are prohibited prior to the satisfaction of the terms of the award, each director and named executive officer either has sole investment and voting power with respect to the securities shown or shares investment and/or voting power with that individual’s spouse.

Percent
	Amount and Nature of		of Class
Directors and Officers	Beneficial Ownership		(h)

Patrick J. Byrne	120,862	(a)(f)	*
Eric J. Draut	6,428(a	)	*
Dennis A. Faerber	24,000(a	)	*
Janis L. Harwell	177,692(a	)(b)(f)	*
Gregory K. Hinckley	65,834(a	)(f)	*
Lydia H. Kennard	75,877(a	)(f)	*
Allen J. Lauer	102,788(a	)(c)(d)(f)	*
Lanny H. Michael	14,710(a	)(f)(i)	*
Stephen P. Reynolds	47,593(a	)(f)	*
Steven B. Sample	105,819(a	)(c)(e)(f)	*
Oren G. Shaffer	50,022(a	)(c)(f)	*
Michael A. Wills	59,591(a	)(f)	*
Larry D. Yost	105,116(a	)(c)(f)	*
All directors and executive officers (17 persons)	1,193,809(g	)	1.90%

*	Less than 1%.

(a)	Includes the following shares of common stock subject to outstanding options that were exercisable on March 30, 2009, or that become exercisable within 60 days thereafter, pursuant to stock options awarded under our plans:

Board of Directors	Shares

Mr. Draut	6,428
Mr. Hinckley	59,312
Ms. Kennard	69,312
Mr. Lauer	71,812
Mr. Reynolds	41,812
Dr. Sample	81,812
Mr. Shaffer	34,963
Mr. Yost	71,812

Named Executive Officers	Shares

Mr. Byrne	85,000
Mr. Faerber	24,000
Ms. Harwell	97,000
Mr. Michael	0
Mr. Wills	50,400

(b)	Includes 48,500 shares held by The Intermec Foundation (the “Foundation”). Voting and investment power with respect to these shares is exercised by the Foundation’s officers, who are elected by the directors of the Foundation. Ms. Harwell is a director of the Foundation. Such individuals, by virtue of their ability to elect the officers of the Foundation, may be deemed indirectly to beneficially own such shares for certain purposes within the meaning of the SEC regulations referred to above. These shares are included only once in the total of “All directors and executive officers.”

(c)	Includes the following shares of common stock credited to the directors’ deferred accounts as bookkeeping entries:

Board of Directors	Shares

Mr. Lauer	29,976
Dr. Sample	23,507
Mr. Shaffer	13,059
Mr. Yost	29,304

(d)	Includes 1,000 shares held by a family trust of which Mr. Lauer is a trustee.

(e)	Includes 500 shares held by a family trust of which Dr. Sample is a trustee.

(f)	Includes the following shares held by our directors and named executive officers pursuant to stock ownership guidelines adopted by the Board. See “Director Compensation” and “Executive Compensation Discussion and Analysis — Stock Ownership Guidelines.”

Board of Directors	Shares

Mr. Draut	0
Mr. Hinckley	6,522
Ms. Kennard	6,565
Mr. Lauer	30,976
Mr. Reynolds	5,781
Dr. Sample	24,007
Mr. Shaffer	15,059
Mr. Yost	33,304

Named Executive Officers	Shares

Mr. Byrne	35,862
Mr. Faerber	0
Ms. Harwell	52,192
Mr. Michael	14,710
Mr. Wills	9,191

(g)	Includes 830,705 shares issuable on exercise of outstanding options that are held by all directors and executive officers and are exercisable within 60 days of March 30, 2009.

(h)	The percent of class outstanding reported on this table is based on 61,960,030 shares of our common stock outstanding as of March 30, 2009.

(i)	Mr. Michael left the Company in December 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our executive officers, directors and persons who own more than 10% of a registered class of our equity securities file reports of ownership and changes in ownership with the SEC and NYSE. SEC regulations also require us to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis.

Based on our review of the reports we have received and written representations that no other reports were required for 2008, we believe that all Section 16(a) reporting requirements applicable to our executive officers, directors and persons who own more than 10% of a registered class of our equity securities in 2008 were satisfied in a timely fashion.

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

Policies, Procedures and Practices

In March 2007, our Board of Directors adopted a written policy and procedure (the “Procedure”) for the Audit Committee’s review and approval or ratification of transactions with a related person that must be disclosed under the SEC’s disclosure rule for related person transactions (Item 404(a) of Regulation S-K). Under the Procedure, our directors, officers and employees are required to promptly report related person transactions to our General Counsel. There are special processes for transactions involving the General Counsel or a member of the Audit Committee so that these matters are addressed by disinterested persons.

The Procedure requires that a list of related person transactions be compiled and reviewed regularly, and that our directors and officers report any related person transactions that are not on the list. We also regularly review our accounts payable and accounts receivable data to determine whether there are any previously unreported related person transactions. The Procedure requires us to evaluate our controls and procedures for reporting related person transactions and make changes as appropriate.

A transaction covered by the Procedure and identified before being entered into generally must be submitted to the Audit Committee for approval before the transaction is consummated. Otherwise, the transaction must be revocable in the event it is not approved or ratified by the Audit Committee at its next regular or special meeting. There are categories of transactions that are deemed to be pre-approved, generally because they are under $120,000 in value or are not required to be disclosed pursuant to SEC rules. These latter transactions are disclosed to the Audit Committee at least annually. Previously approved or ratified related person transactions that remain ongoing also are to be reviewed at least annually. In deciding whether to approve or ratify a related person transaction, the Audit Committee considers a number of factors to determine whether the transaction is in the best interests of the Company, including, among others, the purpose and potential benefit of the transaction to us, the extent of the related person’s interest in the transaction and the terms of the transaction in relation to doing such a transaction with an unrelated third party.

Unitrin, Inc. is the beneficial owner of 20.43% of our outstanding common stock. One of our directors, Eric J. Draut, is the Chief Financial Officer of Unitrin and a member of its Board of Directors. A Unitrin subsidiary purchased products from Intermec in 2008, with invoices totaling $0.5 million. We believe these sales were made in the ordinary course of business, and that these transactions were entered into on terms no less favorable to the Company than could have been negotiated with non-affiliated third parties. The value of these transactions is immaterial to both companies. Mr. Draut does not have a material direct or indirect interest these transactions.

REPORT OF THE AUDIT AND COMPLIANCE COMMITTEE

The Board of Directors has adopted a written charter for the Audit and Compliance Committee (the “Audit Charter” and “Audit Committee,” respectively). The Audit Charter is available on our Corporate Governance Webpage, as specified in “Corporate Governance — Availability of Information and Communications with the Board.”

In accordance with the provisions of our charter, we have (i) reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2008, with management, (ii) discussed with the Company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), the matters required to be discussed by Statement on Auditing Standards No. 61 (“Codification of Statements on Auditing Standards, AU § 380”), as amended, (iii) received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and (iv) discussed with Deloitte its independence from the Company.

As part of our responsibilities under our charter, we reviewed with the Company’s General Counsel whether there were any legal matters that have had or are likely to have a material impact on the Company’s financial statements. We also reviewed the Company’s compliance with our Standards of Conduct.

In addition, we met with Deloitte prior to the filing of each of the Company’s quarterly reports on Form 10-Q to discuss the results of its review of the financial information included in those reports.

Management has represented to the Audit Committee, and Deloitte has confirmed, that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.

In performing our oversight function, we relied on advice and information received in our discussions with the Company’s management, internal auditors and Deloitte. This advice and information were obtained at ten Audit Committee meetings held in person or telephonically during the year, during which we engaged both management and Deloitte in discussions. During four of these meetings, we met separately with the Company’s internal auditors, and during five of these meetings, we met separately with Deloitte. Based on the review and discussions referred to above, we recommended to the Board of Directors that the Company’s audited consolidated financial statements for the year ended December 31, 2008, be included in the Company’s Form 10-K.

The Audit and Compliance Committee

Oren G. Shaffer, Chair
Gregory K. Hinckley
Stephen P. Reynolds
Steven B. Sample

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The aggregate fees we paid to Deloitte & Touche LLP, the member firm of Deloitte Touche Tohmatsu and their respective affiliates, for the years ended December 31, 2008 and 2007 were as follows (amounts in thousands):

	2008	2007

Audit Fees(a)	$2,350	$2,708
Audit-Related Fees	0	0

Total Audit and Audit-Related Fees	$2,350	$2,708

Tax Fees(b)	212	309
Other Fees	0	0

(a)	Includes fees billed for the audit of our annual financial statements for the years ended December 31, 2008 and 2007 included in our annual reports on Form 10-K and for the reviews of interim financial information included in our quarterly reports on Form 10-Q.

(b)	Includes fees for review of tax returns and consultations related to tax matters for the years ended December 31, 2008 and 2007.

The Audit Committee’s policy is that all audit and non-audit services to be performed by our independent registered public accounting firm must be approved in advance. The policy permits the Committee to delegate its pre-approval authority (except with respect to services related to internal controls) to one or more of its members and requires any member who pre-approves services pursuant to that authority to report the decision to the full Committee no later than its next scheduled meeting. The Audit Committee has delegated such authority to its Chair.

PROPOSAL 2.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed the firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2009. Deloitte has served as our independent auditors since we became a public company in 1997, is familiar with our business and operations and has offices in most of the countries in which we conduct business. In making this appointment, the Audit Committee considered whether the provision of the services other than the services described under “Audit Fees” and “Audit-Related Fees” is compatible with maintaining the independence of Deloitte, and has concluded that the provision of such services is compatible with maintaining independence.

As a matter of good corporate governance, the Audit Committee has determined to submit its selection of the independent registered public accounting firm to our stockholders for ratification. In the event that this selection of Deloitte is not ratified by a majority of the shares present or represented at the Annual Meeting and entitled to vote on the matter, the Audit Committee will review its future selection of an independent registered public accounting firm.

Representatives of Deloitte are expected to be present at our Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

RECOMMENDATION

The Board of Directors unanimously recommends that you vote FOR Proposal 2.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis describes the compensation policies and decisions of the Compensation Committee (the “Committee”) with respect to our executive officers, including the named executive officers who are shown in the Summary Compensation Table.

Our current Chief Financial Officer, Robert J. Driessnack, joined the Company in January 2009 and therefore is not included in the Summary Compensation Table, which reflects prior years. Mr. Driessnack’s compensation is summarized in “Named Executive Officer Compensation.”

Objectives.  The focus of our executive compensation program is to motivate and reward performance that maximizes short-term and long-term stockholder value in a balanced fashion. The design and operation of the program reflect the following objectives:

•	Performance. Motivate executives to achieve superior performance by placing a significant portion of total compensation at risk.

•	Stockholder value. Correlate compensation paid to executives with short-term and long-term business and financial performance.

•	Retention. Attract and retain executives by offering a competitive total compensation package.

Elements of Compensation.  The main components of our executive officer compensation program are base salary and variable annual and long-term incentives that are designed to emphasize at-risk, performance-based compensation in a manner that balances short term and long term stockholder value creation.

•	Annual incentives are based on financial objectives that directly relate to our near-term financial goals.

•	The 2008 long-term incentive program was a combination of stock options and performance shares. Stock options are designed to align executives’ interests with those of stockholders by providing an incentive to increase stock price through positive business and financial performance. Performance shares are three-year incentives that link payouts to achieving internal financial objectives that directly relate to our long-term business plan. The long-term compensation program also includes stock ownership guidelines to ensure that our executive officers maintain a meaningful stake in the equity of the Company and to further align the interests of the executives with the long-term interests of our stockholders.

Changes for 2009

While the objectives and elements of our compensation program remain generally the same for 2009, we have made the following changes in light of current economic uncertainties. As discussed below:

•	executive officer salaries were first frozen at 2008 levels and then reduced by 10% as part of our continuing effort to reduce operating costs;

•	the designs of our annual incentive program and performance share program have been modified to select and balance performance criteria that are intended to reward performance and balance short-term achievement and long-term sustainability; and

•	the mix of long-term incentive equity awards granted each year has been modified to include a restricted stock unit component that will have equal weighting with stock options and performance shares, to balance performance and retention incentives.

Determining Executive Compensation

The Committee is responsible for establishing our executive officer compensation philosophy and related policies and practices, and it sets all executive officer compensation. The Committee receives recommendations from the CEO with respect to compensation of the other executive officers, and receives support from the Vice President of Human Resources in discharging its duties and responsibilities. The Committee works with outside compensation consultants for advice and perspective on various aspects of executive compensation. For more information about the role and processes of the Committee, see “Corporate Governance — Board Committees, Compensation Committee.”

Before determining executive compensation for 2008, the Committee reviewed tally sheets for each of our then current executive officers, showing (i) the estimated value of each element of the executive officer’s current, long-term, deferred and post-retirement compensation, including base and incentive, cash and equity compensation, and (ii) the estimated total value of the executive officer’s compensation. The Committee used the information in the tally sheets together with peer group data and information about individual contributions to assess the reasonableness of each executive officer’s total direct compensation, each element of that compensation and the mix of compensation elements. The Committee also reviewed a tally sheet in connection with the modification of Mr. Byrne’s base salary in 2008.

Competitiveness of the Executive Compensation Program

Benchmarking.  We use peer group benchmarking data as a reference point to assess the competitiveness of each executive officer’s total direct compensation (base salary and annual and long-term incentives) at target levels. In selecting peer technology companies for executive compensation benchmarking purposes, the Committee found that there are too few comparable companies in the automated identification and data collection (“AIDC”) market to provide a broad sample for comparisons. Therefore, the Committee has also included non-AIDC technology firms of similar size and scale and with similar business and financial characteristics.

The Committee has retained Frederic W. Cook & Co., Inc. (“FWC”) as its outside compensation consultant. FWC recommended and the Committee approved a peer group composed of publicly traded office electronics and computer storage and peripheral companies. Our market capitalization was at the 59th percentile of this group as of the end of 2007, around the time most of the compensation decisions were made for our named executive officers for 2008. We believe these companies are broadly comparable to us in terms of labor and capital market competition, revenues, profit margins and market capitalization value. This peer group was used by FWC to advise the Committee on 2008 compensation for the named executive officers. FWC reviews this peer group regularly and recommends adjustments as necessary to ensure that the peer group continues to be relevant. During 2008, two companies were removed from the peer group (Kromag and Tektronix) because they had been acquired and three companies were added (Lexmark International, SanDisk and Teradata), bringing the current total to 17 companies. The companies currently included in the peer group are:

Adaptec	Lexmark International	SanDisk
Brocade Communications	Novatel Wireless	Synaptics
Electronics for Imaging	Palm	Teradata
Emulex	QLogic	Western Digital
Hutchinson Technology	Quantum	Zebra Technologies
Imation	Rackable Systems

When there is insufficient peer group data available from these companies’ public filings for a particular officer position, we supplement the peer group data with data from the Radford Technology survey covering technology companies with revenues between $500 million and $1 billion (the “Survey Group”). Intermec’s revenues are within the same range as the Survey Group companies. The relative weighting given to the peer group proxy statement data and to the Survey Group data is based on FWC’s judgment regarding the comparability of the functional positions being evaluated.

Market Position.  We benchmark each executive officer’s total direct compensation relative to approximately the 50th percentile for total direct compensation among peer group companies. In addition to considering peer group data, the Committee exercises its judgment in determining appropriate executive compensation, also giving consideration to our overall performance, the executive’s particular position and scope of responsibility within our Company, the executive’s experience and performance, and the total direct compensation mix. The Company’s mix of total direct compensation for its executives includes a greater proportion of at-risk, performance-based compensation, relative to peer group data. In view of this greater risk component, the Committee believes it is reasonable to set our executives’ target long-term incentive compensation between the median and 75th percentile among peer group companies.

The Committee’s policies are consistently applied among all of our executive officers, including the CEO. Our CEO’s compensation is reviewed in the context of the higher market compensation for CEOs generally. The Committee believes that the CEO position merits a higher level of compensation relative to other named executive officers because of both its critical role in the strategy and performance of the business and the need to attract and retain talented executives to fill this role. Mr. Byrne’s total target direct compensation was set in 2008 approximately at the competitive median relative to peer group companies. In the aggregate, total direct compensation for all of our named executive officers for 2008 was at the competitive median.

Components of the Executive Compensation Program

Total Direct Compensation Mix.  The Committee’s decisions about compensation for the named executive officers are intended to emphasize performance-based compensation. A majority of the total direct compensation of our executive officers is at-risk, performance-based compensation. For example, for our named executive officers as a group (other than Mr. Faerber, who we hired during 2008), the percentage of their aggregate 2008 target total direct compensation that was at-risk at the time it was initially approved was 75%; base salaries comprised the other 25%. We define the at-risk components (and their respective percentages) of 2008 target total direct compensation to include: the 2008 target annual cash incentive (20%); and the long-term incentive awards made in 2008 (55%), consisting of the fair value of the stock options and the grant date value of the target number of performance shares units (“PSUs”). These percentages were calculated by dividing (i) the total at-risk compensation amount by (ii) target total direct compensation, which includes the at-risk compensation plus base salaries. This combination of elements of total direct compensation when approved by the Committee was consistent with practices among the peer group companies. Mr. Faerber’s compensation is discussed under “Named Executive Officer Compensation.”

Base Salary.  Base salaries are a primary executive retention and recruitment tool. The Committee believes that it is essential to offer some form of non-contingent compensation to attract and retain qualified executives. Generally, our practice is to review base salaries in November, with the increase becoming effective for each executive officer on January 1. In the case of new hires or promotions, the timing may vary.

Generally, the Committee targets base salary for named executive officers performing “at expectation” to be at approximately the 50th percentile of compensation paid to similar officers in our peer group companies. The Committee believes that outstanding performers can be paid above the median, and truly exceptional performers can be paid well above the median.

Although peer benchmarking establishes the median for total compensation, whether a named executive officer’s base salary is set at, above or below that median for similar executive positions in the peer groups is based in part on a subjective assessment of the officer’s individual performance. The Committee assesses the performance of the CEO and discusses with the CEO his assessment of the individual performance of the other named executive officers. Generally, these assessments consider such factors as the officer’s contribution (in his or her area of responsibility) to business initiatives intended to deliver financial or strategic value to the Company’s performance goals, or an officer’s strategic leadership toward these goals, or whether an officer has assumed a greater scope of responsibility than counterparts at peer companies. No specific weight is given to any one objective or performance factor. The Committee’s approval of salary levels reflects an overall assessment of how well each named executive officer performed his or her job. Regardless of any subjective assessment of individual performance, Company performance generally has been the overriding factor in setting base salaries.

Base salary decisions with respect to individual named executive officers are discussed under “Named Executive Officer Compensation.”

For 2009, as part of our continuing effort to reduce operating costs, we postponed any base salary increase that would have taken effect on January 1, 2009. Management then proposed that we reduce the salaries of all our executive officers by 10%, effective February 7, 2009, in keeping with other cost-reduction measures underway at the Company. The affected officers include our named executive officers, as well as our current Chief Financial Officer who joined the Company in January 2009. These reductions were approved by the Committee and will remain in effect until changed by the Committee.

Annual Cash Incentive Program.  The Management Incentive Compensation Plan (“MICP”) is an annual cash bonus program designed to motivate participants to achieve short-term business and financial goals. The participants in the MICP include the named executive officers, other officers and specified management employees. All participants are assigned individual target opportunities for MICP payments that, for our named executive officers, range from 50% to 100% of their annual salaries. Consequently, increases or decreases in a participant’s base salary affect his or her MICP opportunity. Participants can earn from 0% to 150% of their target payout based on the Company’s financial performance.

Company financial performance alone determines whether MICP goals are achieved. Individual performance is not a factor. The Committee determines the extent to which the participants receive their MICP payments, and has the authority to reduce the payout based on achievement of the MICP goals and to make specified adjustments for costs that are not reflective of the performance of the ongoing business. Apart from the MICP, the Committee has discretion to award a supplemental bonus payment based on individual performance factors as it deems appropriate.

2008 MICP Goals and Payouts.  In February 2008, MICP target performance goals were assigned to all participants. In the 2008 MICP, the Committee used two matrices with the following weightings: (1) revenue relative to operating profit (70%) and (2) average invested capital relative to operating profit (30%). (Under the 2008 MICP, “average invested capital” had the same meaning as the defined term “ANCU” under the 2006-2008 and 2007-2009 PSU Programs.) We believe that these are appropriate measures of Company performance because the value of a company tends to increase when its revenue and operating profits are growing relative to average invested capital. Profitability is required both with respect to revenue achievement and management of capital. The target value for operating profit was $74.0 million in both matrices. The target value for revenue was $920.0 million. The target value for average invested capital was $378.5 million. Under the terms of the 2008 MICP when it was established, the calculation of achievement did not include restructuring and related costs incurred during 2008, because these costs are not reflective of the performance of the ongoing business. In keeping with management’s business plans for 2008, the 2008 MICP goals placed greater emphasis on revenue growth than the goals assigned the previous year, which were (1) earnings before tax from continuing operations (70%) and (2) average net capital utilized as a percentage of sale (30%).

The final payout level for the 2008 MICP was 60.8% of aggregate target performance, as illustrated in the table below. The Committee considered overall Company performance and the degree of attainment of the assigned goals, and decided that payouts were justified despite current economic conditions. Although the achievement levels for operating profit and revenue were below target levels set for 2008, the actual levels of performance exceeded the Company’s performance for the preceding year, and revenue in 2008 was the highest in our operating Company’s history. The payout is calculated using the actual amount of base salary paid during the year, which has the effect of prorating the payout to the amount of time during the year that the individual was employed by the Company. In addition, under the 2008 MICP, the employee also was required to be employed as of the date on which the Committee certified the level of achievement.

2008 MICP Goal Levels

		Actual	Weighted Actual
Metric (Weighting)	Target	Attainment	Attainment
	(Dollars in millions)

Performance goals
Operating profit	$74.0	$54.4
Revenue	$920.0	$890.9
Average invested capital	$378.5	$380.8
Matrices results
Revenue relative to operating profit (70)%		58.3%	40.8%
Average invested capital relative to operating profit (30)%		66.6%	20.0%

Total			60.8%

2009 MICP.  In establishing the 2009 MICP, the Committee used the same two matrices with the same performance criteria as in 2008, but changed the weighting from 70% operating profit relative to revenue and 30% operating profit relative to average invested capital to 50% for each goal. (Under the 2009 MICP, “average invested capital” has the same meaning as the defined term “ANC” under the 2009-2011 PSU Program.) The weighting of these goals balances profitable revenue achievement and prudent management of cash and liquidity. The Committee believes that these goals reflect appropriate business objectives in this period of economic uncertainty. Target bonus opportunities for our named executive officers, expressed as a percentage of base salary, are the same in the 2009 MICP as they were in the 2008 MICP.

Long-Term Equity Incentive Programs

General.  The long-term equity incentive program is designed to provide a direct link between executive compensation and long-term stockholder value creation. The value of the long-term incentive opportunity granted to an executive officer in any year has been divided between stock options and a three-year performance-based program paid out in the form of common stock. The number of stock options granted is calculated by applying a Black-Scholes formula to a target value. The number of performance shares at target that may be earned under the performance share program is determined by the Committee’s assessment of the overall value of the long-term incentive opportunity relative to peer company comparisons, and has been one-third of the number of options granted to our named executive officers in 2008, one-fourth in 2007 and one-third in 2006.

Stock options are intended to align executives’ interests with those of stockholders, by providing an incentive to increase our stock price through positive business and financial performance. The stock options only have value to the recipients if the price of the Company’s stock appreciates after the options are granted. The performance share opportunity provides an incentive to achieve particular business and performance metrics over a multi year period.

In setting the value of the long-term incentive opportunity for an individual executive officer and for the executive officers as a group, the Committee considers Company performance, the long-term incentive opportunities provided by our peer group companies to their executive officers and the competitiveness of our total direct compensation for executive officers relative to total direct compensation of similar officers in our peer group companies. The value set is the Committee’s subjective determination after considering these factors.

Restricted stock units also have been granted from time to time, previously as retention or promotion awards. By their nature, the use of restricted stock units that vest over time is intended to align executives’ interests with those of stockholders by providing an incentive to increase stock price through positive business and financial performance. Restricted stock units also provide greater certainty of executive stock ownership. No restricted stock units were granted to our named executive officers in 2008.

Stock Option Grants.  Beginning in the second quarter of 2008 when our current equity plan was approved by our stockholders, we began to grant only non qualified stock options that generally vest in equal annual installments over four years. The exercise price of these options is equal to the fair market value of the Company’s common stock on the grant date and the options expire ten years after the date of grant. Stock options granted before 2008 also have an exercise price equal to the fair market value of the Company’s common stock on the grant date and expire ten years after the date of grant, but they generally vest in equal annual installments over five years.

Performance Share Unit Program.  The primary purpose of PSUs is to provide a competitive long-term incentive program that will reward executive officers and other participants for overall success in the Company’s financial performance. Participants receive payouts in the form of common stock at the end of the three-year period, in an amount dependent on the degree to which the assigned targets were achieved.

The Committee establishes target awards of PSUs for each participant at the beginning of each three-year award cycle; a new three-year award cycle begins each year. The performance targets relate to Company, rather than individual, performance. In establishing the targets, the Committee takes into account its subjective assessment of the degree of difficulty required to achieve the target values. The targets are intended to be achievable if the business performs in a manner that is consistent with its plans, but the achievement of the at-target value is not intended to be a certainty. Participants can earn from 0% to 200% of their target PSU award based on the Company’s performance against the assigned targets.

2008-2010 PSU Program.  The PSU Program for 2008 uses the following two financial goals, weighted as follows: diluted earnings per share from continuing operations (“EPS-CO”) (70%) and revenues (30%). The achievement of each goal will be separately determined as a percentage of the target as of the end of each fiscal year in the three-year performance period. The total payout for the performance period will be based on the three-year average of results under the applicable goal. The design of the PSU Program for 2008 emphasized profitable revenue growth, measured by EPS-CO, a key indicator of the value of the business to stockholders.

2006-2008 and 2007-2009 PSU Programs.  The performance measures for the performance cycles beginning before 2008 were the Company’s cumulative three-year financial performance on two equally weighted metrics: return on average net capital utilized (“RANCU”) and EPS-CO. RANCU is calculated as “operating profit from continuing operations” divided by average net capital utilized, or “ANCU.” Net capital utilized (“NCU”) is defined as equity plus debt and retirement obligations, less cash, cash equivalents and short-term investments. Average NCU (“ANCU”) is the average of the 12 month-end balances of NCU during the year. ANCU as a percentage of revenue is a non-GAAP measure that supplements traditional accounting measures to evaluate our effectiveness at managing capital deployed and generating liquidity as revenue fluctuates. RANCU is a non-GAAP measure that supplements traditional accounting measures to evaluate our financial return in a given period, relative to our ANCU. For the performance cycle beginning in 2006, the calculation of cumulative RANCU has been made only with reference to continuing operations of the

Company for the relevant three-year performance period. RANCU and EPS-CO targets for the 2006-2008 and 2007-2009 performance cycles were amended in July 2007 to align the performance objectives and incentives of incumbent participants with the performance objectives and incentives established for Mr. Byrne based on our updated plan for Company performance for the periods included in each of the cycles. The amended performance targets of the 2006-2008 performance cycle were set such that performance consistent with the plan used to set the performance targets for Mr. Byrne would result in only a partial payout to incumbent participants.

PSU Program Payouts.  The Committee sets PSU Program targets that it bellieves are achievable but quite challenging. As disclosed on the “Outstanding Equity Awards at 2008 Fiscal Year-End” table, as of December 31, 2008, no payout is expected under the 2008-2010 performance cycle. The performance cycle for 2006-2008, as amended, resulted in only a partial payout to participants other than Mr. Byrne. The related 2007-2008 performance cycle for Mr. Byrne resulted in a payout of shares above the target amount.

Changes for 2009 Long-Term Incentive Program.  In 2009, the Committee established a long-term incentive program with a different mix of equity grants and vesting requirements. The value of the long-term incentive opportunity will be divided among three forms of grants, not two as in prior years: stock options, performance share units and time-vested restricted stock units. The value will be allocated equally among these three forms of awards. The number of performance shares at target that may be earned under the performance share program, and the number of restricted stock units, have been determined by the Committee’s assessment of the overall value of the long-term incentive opportunity relative to peer company comparisons, and each is one-third the number of equivalent options expected to be granted to our named executive officers later this year.

The Committee believes that this change in the mix of long-term incentive opportunity awards is appropriate in 2009. Uncertainty in current global economic conditions increases the uncertainty of awards being paid out, even if management performs well in adapting to unpredictable economic conditions. The use of time-vested restricted stock units is intended to provide a balance of performance incentive and retention incentive. The Committee believes that stock ownership reinforces alignment of our executive officers’ interests with our stockholders’ interests. Restricted stock units may provide an immediate sense of ownership since the value is based on the price of the Company’s stock. The vesting period provides a balanced incentive to preserve and grow the value of the shares over time. Because our performance-based equity incentive programs have not consistently resulted in share payouts and several of our current named executive officer have been with the Company less than two years, the Committee believes it is appropriate to promote increased stock ownership among our named executive officers with the use of restricted stock units. The Committee also believes that, despite current economic conditions, top executive talent will be in demand, and it is in the best interests of the Company’s stockholders to have a competitive long-term incentive program to retain our current key executives.

The Committee has also modified the performance goals for the 2009-2011 award period under the PSU Program. There are two financial goals, weighted as follows: diluted earnings per share from continuing operations (“EPS”) (50%), and return on invested capital (“ROIC”) (50%). Achievement of each goal will be separately determined as a percentage of its respective target. EPS is defined and calculated in the same way that EPS-CO is for our earlier award cycles. ROIC is calculated as “operating profit from continuing operations” divided by average net capital, or “ANC.” Net capital is defined as equity plus debt and retirement obligations, less cash, cash equivalents and short-term investments. ANC is the average of the 13 month-end balances of net capital, beginning with December 31 of the preceding year and including the 12 months of the current year. ANC as a percentage of operating profit is a non-GAAP measure that supplements traditional accounting measures to evaluate our effectiveness at managing capital deployed and generating liquidity as revenue fluctuates. ROIC is a non-GAAP measure that supplements traditional accounting measures to evaluate our financial return in a given period, relative to our ANC. The business and management activities necessary to attain the established goals will need to occur in both 2009 and in 2010. Achievement will be measured as of the end of 2010. The overall level of achievement will determine the number of shares of our common stock that may be issued to the participant after the end of 2011, conditioned on his or her continued employment with the Company.

The Committee believes these performance goals are appropriate because they balance incentives both for generating profitable revenue and for efficiently managing cash and working capital. EPS is a key indicator of the value of the business to stockholders, and ROIC measures our efficiency in managing capital and profitably generating liquidity. Achievement of the targets at the end of 2010 will require progress in 2009 to revise the Company’s cost structure, as well as to achieve market success and generate cash, notwithstanding current economic uncertainties. These goals are aligned with stockholders’ interests, by targeting performance intended to position the Company with a scalable, profitable business model when the business cycle recovers.

Named Executive Officer Compensation

Mr. Byrne, CEO.  Mr. Byrne’s salary was not reviewed in November 2007 for calendar year 2008 because he had recently joined the Company the previous July. In July 2008, one year after he joined the Company, the Committee reviewed Mr. Byrne’s salary. His base salary was increased by $70,000 and remains at approximately the 50th percentile of the compensation peer group companies. His salary also reflects the Committee’s subjective assessment of the Mr. Byrne’s performance, as described above. Mr. Byrne’s adjusted base salary became effective in July 2008 and is not expected to be reviewed until November 2009, to be effective in January 2010.

Mr. Driessnack, Chief Financial Officer.  Robert J. Driessnack joined the Company in January 2009 and consequently does not appear in the Summary Compensation Table or other tables in this proxy statement. In connection with his appointment as Senior Vice President and CFO, the Committee approved an annual base salary of $300,000. He also received a cash signing and relocation bonus of $80,000. The development of Mr. Driessnack’s compensation package, including his base salary, 80,000 stock options and 26,666 performance shares, was consistent with the Committee’s understanding of market practices for recruiting a senior level executive, and took into consideration the findings and recommendations of FWC regarding compensation of chief financial officers. Consistent with other cost-savings measures, Mr. Driessnack’s salary has been reduced by 10%, along with those of the other named executive officers. The number of performance shares to be awarded to Mr. Driessnack has been modified to take into account the changes in our 2009 long-term incentive program.

Base Salaries.  In November 2007, the Committee reviewed Mr. Michael’s and Ms. Harwell’s base salaries for 2008. The base salaries set by the Committee for these named executive officers reflect the peer group analysis and subjective assessment of the executive’s performance, as described above. Because Company performance was below expectations in 2007, salary increases for 2008 were modest. The aggregate increase in base salaries of these named executive officers was approximately 1% over the aggregate of their 2007 base salaries. In February 2008, Mr. Faerber’s salary was established upon joining the Company and Mr. Wills’ salary was adjusted. Beginning in 2008, the effective date of all increases is January 1 of each year.

The Committee reviewed the salaries of all named executive officers other than Mr. Byrne in November 2008. However, as described above, no salary increases were implemented and in 2009 the base salaries of all executive officers (including Mr. Byrne and Mr. Driessnack) have been reduced by 10%.

Annual Incentive Awards.  In February 2009, the Committee considered the extent to which we achieved the performance goals under the 2008 MICP and determined that the goals had been partially achieved and that a partial payout was merited. Although the achievement levels were below 2008 target levels, the actual levels of performance exceeded the Company’s performance for the preceding year, and revenue in 2008 was the highest in our operating Company’s history.

All of the current named executive officers received a payment as determined by the formula of the MICP, which has been reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Mr. Michael, who left the Company in December 2008, was not eligible to receive a payment.

Long-Term Equity Incentive Grants and Payouts.  In 2008, our named executive officers received stock option grants and performance share unit awards for the 2008-2010 performance cycle. All of these grants and awards were made on the same dates. All of these grants are included in the “2008 Grants of Plan-Based

Awards” table and the “Outstanding Equity Awards at 2008 Fiscal Year-End” table. Mr. Faerber also received grants of stock options and performance share units in connection with his hiring.

In February 2009, the Committee considered the extent to which we achieved the performance goals under the 2006-2008 PSU Program and determined that the goals had been partially achieved and that a partial payout was merited for the named executive officers who participated in that award cycle. The performance goals assigned to Mr. Byrne, for the award period 2007-2009 also were considered. The Committee determined that the goals had been exceeded and that a commensurate payout was merited. The Committee believed the payout was appropriate despite current economic conditions because of the positive effect on the Company from the achievement of the assigned goals. Mr. Michael, who left the Company in December 2008, was not eligible to receive a payment.

2007 Executive Retention.  In March 2007, our former CEO announced his intention to retire. The Committee concluded that it was in the best interests of the Company and its stockholders to try to reduce the potential retention risk for certain officers by putting appropriate retention arrangements in place with respect to Mr. Michael and Ms. Harwell. The Committee modified the terms of the 20,000 restricted stock unit award made to Mr. Michael when he joined the Company in 2006. In accordance with the modification, those restricted stock units automatically vested on the date his employment ended. The Committee made a new award of 20,000 restricted stock units to Ms. Harwell, which vested on March 1, 2009.

Perquisites

Perquisites generally are not a material component of any named executive officer’s on going compensation package.

We provide relocation benefits in the case of new executive officers who must change their principal residence, as well as to other newly hired senior level employees. These benefits include the reimbursement of certain expenses, and tax gross-up benefits for any imputed income resulting from such reimbursement. We believe these benefits are market competitive and necessary to attract top quality executives from other parts of the country. Mr. Byrne and Mr. Faerber have received these relocation benefits. These amounts are reported in the All Other Compensation column of the Summary Compensation Table.

Mr. Byrne and Ms. Harwell participate, and Mr. Michael participated, in a program under which certain officers of the Company. are eligible for additional life insurance coverage issued by Standard Life Insurance at the Company’s expense. All employees are entitled to life insurance coverage equal to two times their base salary. The additional benefit provides an addition two times base salary, for a total benefit of four times base salary, subject to a maximum benefit of $1,500,000. The covered executive will be taxed on the value of this life insurance coverage each year, under IRS imputed income rules. This program is consistent with the Committee’s understanding of market practices for executive life insurance benefits and other perquisites. The Committee reviewed this program in July 2008 and consulted with FWC and with Mercer Human Resources, which provides general benefits consulting to management and the Company.

Post-Employment Compensation and Benefits

Deferred Compensation Plan.  All of our named executive officers are eligible to participate in the Intermec Deferred Compensation Plan, which is intended to restore benefits not available to the participant under our 401(k) Plan due to the limitations imposed on that plan by the Internal Revenue Code of 1986, as amended (the “Code”). Mr. Faerber became eligible to participate in 2009 and, pursuant to the terms of this plan, a Company matching contribution measured by reference to his 2008 salary was made in 2009. Additional information regarding the Deferred Compensation Plan is shown under “2008 Nonqualified Deferred Compensation”.

Defined Benefit Plans.  In 2006, we amended our post-employment benefit plans with the effect of freezing benefit accruals for most participants. The plans that we froze were the Intermec Pension Plan (the “IPP”), a tax-qualified defined benefit plan, and our Restoration Plan (the “Restoration Plan”) and our Supplemental Executive Retirement Plan (the “SERP”), both nonqualified defined benefit plans. The rules used to decide whether the benefit freeze applied to a named executive officer were the same rules used to decide whether the benefit freeze applied to other employees. When these plans were frozen, further accruals ceased for most employees as of June 30, 2006.

Ms. Harwell and Mr. Wills are in the group of employees whose IPP, Restoration Plan and SERP benefits were frozen. Mr. Byrne and Mr. Faerber are not eligible, and Mr. Michael was not eligible, to participate in the IPP, Restoration Plan or SERP because they joined the Company after June 30, 2006.

Further details regarding the IPP and Restoration Plan, including the estimated value of the retirement benefits for Ms. Harwell and Mr. Wills, who are the only named executive officers who have accrued a benefit under these plans, are found in this proxy statement under the section entitled “2008 Pension Benefits”. The change in the actuarial pension value from 2007 to 2008, and from 2006 to 2007, are presented in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

Post-Termination Change of Control Benefits.  In January 2009 the Company adopted a Change of Control Severance Plan (the “COC Plan”) and an Executive Change of Control Policy for the 2008 Omnibus Incentive Plan (the “COC Policy”) to replace then-existing change of control programs. The COC Plan and COC Policy were developed during 2008 in consultation with FWC, which assisted the Committee in evaluating the terms and potential benefits under the existing change of control arrangements. The Committee considered whether those arrangements reflected current best practices among peer group companies and other public companies.

The COC Plan and COC Policy modified the previous change of control benefits for our executive officers in ways that the Board, the Committee and management believe are in the best interests of the Company and its stockholders. Details of the benefits available under the COC Plan and the COC Policy, as compared to those available under the prior arrangements they replaced, are described in “Potential Payments Upon Termination or Change of Control — Change of Control Severance Plan.”

The principle changes implemented in the COC Plan and COC Policy are:

•	Elimination of “single-trigger” benefits, under which participants receive benefits upon a change of control even if their employment continues with the Company or a successor company, including single-trigger acceleration of vesting of equity awards and a modified single-trigger severance benefit for the chief executive officer. Under the COC Plan and the COC policy, benefits generally are payable only if there is both a change of control and within a two-year period the participant is terminated by the Company without cause or the participant leaves for good reason (known as “double-trigger” benefits).

•	A definition of “change of control” that is more restrictive than under the prior arrangements.

•	A modified excise tax gross-up for participants in the COC Plan that is designed to neutralize the disparate impact on executives with varying tenures with the Company of excise taxes on “parachute payments” imposed under Section 4999 of the Code. The gross-up payment will be made only if the total value of all “parachute payments” to the individual exceeds 110% of the individual’s “safe harbor” amount. With the assistance of FWC, the Committee and the Board considered an analysis of the potential costs to the Company, and the potential benefits and tax costs to the covered executives, of providing the modified gross-up. According to an analysis provided by FWC , a majority of our peer group companies provide some form of gross up benefit.

•	A requirement that executives who participate in the COC Plan, including eligibility for the modified excise tax gross-up, to agree to amend all their outstanding options to provide for double-trigger vesting upon a change of control, which they have done.

•	A claw-back provision that terminates benefits and requires repayment of benefits if the participant breaches confidentiality, non-competition and other covenants protecting the interests of the company.

•	Replacing individual change of control agreements with a change of control plan, which provides the Committee greater flexibility to make changes in such benefits in the future.

We believe it is in the Company’s and our stockholders’ interests to maintain a competitive plan that provides these benefits, to promote the alignment of management’s interests with those of shareholders in evaluating potential change of control transactions by minimizing the distraction that may be caused by personal uncertainties for the executives. We also believe that the changes we have made in adopting the COC Plan can be expected to reduce the benefits that would be paid upon occurrence of the change of control alone, without a related termination of employment, and to protect the Company in other ways. As part of implementing the COC Plan, the current covered executives have agreed to replace single trigger vesting with double trigger vesting on their stock options and restricted stock units in exchange for participation in the COC Plan with its modified tax gross-up.

The tables under “Potential Payments Upon Termination or Change of Control - Estimated Potential Incremental Payments Upon Termination or Change of Control as of December 31, 2008” present the estimated incremental benefits under the COC Plan and COC Policy for the current named executive officers. The benefits these executives would have received under the prior arrangements are summarized under the table for each executive, respectively. These results are specific to the assumptions made as of December 31, 2008, and will be different at other points in time. The majority of the potential benefits, and the related costs of change of control benefits, would be paid and incurred only if both a change of control occurs and we terminate the executive’s employment within two years of the change of control without cause, or the executive terminates his or her employment for good reason. Whether or not excise taxes will apply to the executive’s benefits, and consequently result in a modified gross-up benefit paid by the Company after the change of control and termination, depends on many variables, including the application of complex tax regulations.

Post-Termination Severance Benefits.  The Company maintains severance plans to provide benefits following certain terminations of employment. The severance plans were initially adopted in 2007. In 2009, the severance plans were amended to conform to the change of control definition and other provisions of the COC Plan. The severance plans require a qualifying termination of employment. Benefits payable under the COC Plan and the severance plans are coordinated to avoid any duplication. The severance plans do not require us to retain the executives or to pay them any specified level of compensation or benefits, and we have certain rights to modify them without the consent of the executives. The severance plans were initially developed based on benchmarking data provided by an outside consultant, Mercer Human Resources Consulting. The Committee believes the amended plans are competitive with those of peer companies, and that they serve to diminish the distraction of personal uncertainties in periods of change.

The “Potential Payments Upon Termination or Change of Control” section, provides additional information regarding the COC Plan and severance plans that would provide compensation and benefits to named executive officers on termination of employment.

Stock Ownership Guidelines

We adopted Executive Stock Ownership Guidelines in 2003 to ensure that our officers (including named executive officers) have a meaningful stake in the equity of the Company and to further align the interest of the officers with the long-term interest of our stockholders. The guidelines, which have been amended and clarified from time to time, require our CEO (Mr. Byrne) to retain an amount of Intermec common stock equal in value to five times his annual base salary before selling or otherwise transferring ownership of such stock. The other named executive officers must retain an amount of Intermec common stock equal in value to three times the officer’s annual base salary. For other officers, the stock retention level is one times the officer’s annual base salary. Restricted stock and time-based restricted stock units (which have not vested) are included in the calculation to determine whether the guidelines are met, but stock options (whether vested or unvested), performance shares or other performance-based awards are not included. Each officer has five years to reach the requisite stock ownership level.

Equity Granting Practices

The Committee makes annual stock option awards to named executive officers at its meeting during the second quarter of the year, which coincides with our annual stockholders’ meeting. This Committee meeting also typically occurs during an “open trading window,” which is a period when our insider trading guidelines permit executive officers to engage in trading in Intermec securities. The Committee meeting date, or the next following trading day, is the effective date for the grants. Beginning in 2008, PSU Awards are made in the first quarter of the year. In 2009, we also made RSU grants at this time. Beginning in 2010, the Committee intends to make the annual awards of stock options, PSUs and RSUs in the first quarter of the year.

The exercise price or “strike price” of stock options is the fair market value of Intermec common stock on the date of the grant. The Committee also may approve equity awards throughout the year for newly hired executive officers or for promotion or retention purposes. These awards are effective on the date the Committee acts or a subsequent date determined by the Committee. The exercise price is the fair market value on the date of grant.

When the Committee makes its annual grant of stock options, it also delegates to an Equity Grant Committee the authority to make an annual grant of stock options to employees other than named executive officers. The Equity Grant Committee is comprised of the Chairman of the Committee and the CEO, who is also a director of the Company. The number of shares authorized for the annual stock option grant by the Equity Grant Committee is set by the Committee; the grant by the Equity Grant Committee is made on the same day that the Committee makes annual stock option grants to named executive officers.

The Committee also delegates to the Equity Grant Committee the authority to grant stock options, PSUs and RSUs to employees other than named executive officers, up to a specified number of shares, until the next annual meeting of stockholders. The Equity Grant Committee generally uses this authority to make grants of stock options to newly hired or promoted management employees at times other than when the annual stock option grants are made. These grants must be made by action of the Equity Grant Committee and are made effective the 15th day of the month (or the next following trading day, if a weekend or holiday).

Limits on Deductibility of Compensation

Section 162(m) of the Code generally limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers who are in office at the end of the fiscal year to $1 million per officer in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. We believe that all of the taxable compensation for 2008 paid to those of our named executive officers who are covered by Section 162(m) of the Code will be deductible.

The Committee’s policy is to provide annual incentive awards, PSUs and stock options that are qualified and fully deductible by the Company under Section 162(m) of the Code. However, in order to maintain ongoing flexibility of the Company’s compensation programs, the Committee has reserved the right to approve incentive and other compensation, such as time-vested restricted stock units, that exceeds the $1 million limitation set forth in Section 162(m) of the Code and recognizes that the loss of the tax deduction may be unavoidable under these circumstances. The time-vested restricted stock units granted by the Committee in 2009 will not be treated as performance-based compensation under Section 162(m) of the Code.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2008 (“CD&A”) with management. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement for filing with the SEC.

The Compensation Committee

Larry D. Yost, Chair
Eric J. Draut
Gregory K. Hinckley
Lydia H. Kennard

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation for each of our named executive officers for the year 2008 and, where applicable, the years 2007 and 2006. Pursuant to our objectives for executive compensation, target direct compensation for our executive officers consists of approximately one-half salary and annual cash incentives and one-half long-term equity awards. Therefore, the information contained in the Summary Compensation Table should be viewed together with the “2008 Grants of Plan-Based Awards” table, which includes target levels for annual incentive awards and long-term performance share awards, to obtain the most accurate representation of short-term and long-term incentive compensation elements and the total compensation provided to our named executive officers.

								Change in
								Pension
								Value and
								Nonqualified
							Non-Equity	Deferred
				Stock		Option	Incentive Plan	Compensation	All Other
		Salary(a)	Bonus	Awards(b)		Awards(c)	Compensation(d)	Earnings(e)	Compensation(f)	Total
Name and Principal Position	Year	($)	($)	($)		($)	($)	($)	($)	($)

Byrne, Patrick J.	2008	$655,385	$0	$761,194		$568,136	$398,408	$0	$227,516	$2,610,639
CEO and President	2007	246,923	0	535,255		223,647	320,454	0	89,374	1,415,653
Michael, Lanny H.	2008	376,962	0	(260,289	)(g)	149,633	0	0	463,495	729,801
Former CFO and Senior	2007	353,750	0	343,744		91,047	255,054	0	7,200	1,050,795
Vice President	2006	90,192	60,139	32,502		24,401	13,025	0	2,154	222,413
Faerber, Dennis A.	2008	258,462	57,603 (h)	0		127,591	78,559	0	113,947	636,162
Senior Vice President, Global Supply Chain
Operations and Global Services
Harwell, Janis L.	2008	352,323	0	(66,601	)(g)	246,059	128,506	9,104	7,745	677,136
Senior Vice President,	2007	324,615	0	397,263		187,210	200,612	0	7,559	1,117,259
Corporate Strategy, and	2006	303,192	0	57,752		169,666	37,529	47,992	18,050	634,181
General Counsel and Corporate Secretary
Wills, Michael A.	2008	324,339	0	9,055		145,486	118,299	2,840	7,360	607,379
Senior Vice President, Global Sales

(a)	Includes amounts deferred at the officer’s election. See “2008 Nonqualified Deferred Compensation.”

(b)	Stock awards reflected in this column include PSUs granted pursuant to our PSU Program and restricted stock units awarded to Ms. Harwell. These amounts represent the compensation expense we recognized during the year indicated in accordance with the provisions of FAS-123R with respect to stock awards granted in and prior to the year indicated. Refer to Note F, “Shareholders’ Equity,” in the Notes to Consolidated Financial Statements included in our Form 10-K for the year, for the relevant assumptions used to determine the valuation of our stock awards for all relevant years. The PSUs are discussed in further detail under “Compensation Discussion and Analysis — Long-Term Equity Incentive Programs.”

(c)	This amount represents the compensation expense we recognized during the year in accordance with the provisions of FAS 123R with respect to option awards granted in and prior to the year indicated. Refer to Note F, “Shareholders’ Equity,” in the Notes to Consolidated Financial Statements included in our Form 10-K for the year, for the relevant assumptions used to determine the valuation of our option awards for all relevant years.

(d)	The amounts shown in this column constitute the annual incentive awards paid to each named executive officer based on the Compensation Committee’s evaluation of the Company’s performance. These awards are discussed in further detail in “Compensation Discussion and Analysis — Components of the Executive Compensation Program — Annual Cash Incentive Program and 2008 MICP Goals and Payouts.” The estimated possible payouts for these awards are reflected in the “2008 Grants of Plan-Based Awards” table.

(e)	The amounts shown in this column are the aggregate increase in the actuarial present value of the officers’ accumulated benefits under all pension plans during the year, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. Information regarding these pension plans is described in “2008 Pension Benefits.” The change in pension value shown for 2008 reflects the 15-month period between September 30, 2007 (the prior pension measurement date) and December 31, 2008, the pension measurement date that will be used going forward. Refer to Note K, “Pension and Other Postretirement Benefit Plans” in the Notes to the Consolidated Financial Statements included in our Form 10-K for fiscal year 2008, for further discussion. The amounts in this column do not reflect deferred compensation earnings because above market earnings are not provided by the Company.

(f)	The following table sets forth for each of the named executive officers the amounts attributable to elements of “All Other Compensation” for 2008.

		Company
	Perquisites	Contributions
	and Other	to Defined
	Personal	Contribution
	Benefits	Plans(i)	Severance		Relocation		Other		Total
Name	($)	($)	($)		($)		($)		($)

Byrne, Patrick J.	$—	$31,227	$—		$195,904	(ii)	$385	(iii)	$227,516
Michael, Lanny H.	—	7,360	455,750	(iv)	—		385	(iii)	463,495
Faerber, Dennis A.		10,114	—		98,432	(ii)	—		113,947
Harwell, Janis L.	—	7,360	—		—		385	(iii)	7,745
Wills, Michael A.	—	7,360	—		—		—		7,360

(i)	Company contributions to qualified and nonqualified deferred compensation and retirement plans.

(ii)	Includes relocation costs for Mr. Byrne of $195,904 and $98,432 for Mr. Faerber. These costs include related tax gross-ups, of $72,086 for Mr. Byrne and $26,035 for Mr. Faerber.

(iii)	Premiums for $600,000 life insurance coverage (for the period May 15 — December 31, 2008) for Mr. Byrne ($385), Mr. Michael ($385) and Ms. Harwell ($385) were paid by the Company.

(iv)	Additional information about these payments to Mr. Michael is provided in “Potential Payments upon Termination or Change of Control.”

(g)	The amount reported for Mr. Michael is negative due to an expense reversal under FAS 123R for previously reported stock awards that were forfeited when he left the Company in December 2008. Upon leaving the Company, Mr. Michael forfeited 34,083 shares of unvested performance share units with a FAS 123R value of $869,505. The amount reported for Ms. Harwell is negative due to an expense reversal under FAS 123R for previously reported performance share unit awards.

(h)	The bonus of $57,603 disclosed for Mr. Faerber is a component of his hiring and relocation bonus. The relocation component is reflected in the “All Other Compensation” column and note (f).

2008 GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding 2008 grants of annual and long-term awards for the named executive officers, including the range of estimated possible payouts under our annual MICP and estimated future payouts under our PSU Program (referred to in the table as “LTIP PSU”) and the exercise price and grant date fair value of stock options. These award opportunities align executives’ interests with stockholders, by providing an incentive to increase stock price and improve the long-term financial performance of the Company.

							All Other
						All Other	Option
		Estimated Future		Estimated Future		Stock	Awards:		Grant Date
		Payouts Under		Payouts Under		Awards:	Number of	Exercise or	Fair Value
		Non-Equity Incentive		Equity Incentive		Number of	Securities	Base Price	of Stock
		Plan Awards(a)		Plan Awards(b)		Shares of	Underlying	of Option	and Option
		Target	Maximum	Target	Maximum	Stock or Units	Options	Awards(c)	Awards(d)
Name	Grant Date	($)	($)	(#)	(#)	(#)	(#)	($/Sh)	($)

Byrne, Patrick, J.
Annual incentive		$655,385	$983,078	—	—	—	—	$—	$—
LTIP PSU 2008-10	3/18/2008	—	—	33,333	66,666	—	—	—	754,992
Option	5/23/2008	—	—	—	—	—	100,000 (e)	22.01	852,000
Michael, Lanny H.
Annual incentive		—	—	—	—	—	—	—	—
LTIP PSU 2008-10	3/18/2008	—	—	13,333	26,666	—	—	—	239,313
Option	5/23/2008	—	—	—	—	—	40,000 (f)	22.01	340,800
Faerber, Dennis A.
Annual incentive		129,231	193,847	—	—	—	—	—	—
LTIP PSU 2007-09	2/19/2008	—	—	17,500	35,000	—	—	—	400,400
LTIP PSU 2008-10	3/18/2008	—	—	13,333	26,666	—	—	—	301,992
Option	2/19/2008	—	—	—	—	—	70,000 (g)	22.88	672,700
Option	5/23/2008	—	—	—	—	—	40,000 (g)	22.01	340,800
Harwell, Janis L.
Annual incentive		211,394	317,091	—	—	—	—	—	—
LTIP PSU 2008-10	3/18/2008	—	—	13,333	26,666	—	—	—	301,992
Option	5/23/2008	—	—	—	—	—	40,000 (h)	22.01	340,800
Wills, Michael A.
Annual incentive		194,603	291,905	—	—	—	—	—	—
LTIP PSU 2008-10	3/18/2008	—	—	13,333	26,666	—	—	—	301,992
Option	5/23/2008	—	—	—	—	—	40,000 (i)	22.01	340,800

(a)	Represents the target and maximum potential payouts pursuant to the MICP, which for 2008 was a cash incentive plan under the Amended and Restated 2004 Omnibus Incentive Compensation Plan (the “2004 Plan”). (The 2004 Plan was a predecessor plan to the 2008 Omnibus Incentive Plan approved by our stockholders on May 23, 2008.) The Compensation Committee established a target payment for each named executive officer, based on a percentage of that individual’s salary, and assigned Company performance goals for 2008. Because the lowest possible payment is $0, we have not indicated a threshold payout amount. The 2008 MICP is described in “Compensation Discussion and Analysis — Components of the Executive Compensation Program, — Annual Cash Incentive Program and 2008 MICP Goals and Payouts.”

(b)	Represents annual awards made under the PSU Program, a subplan of the 2004 Plan. Each award period under the PSU Program is for three years, and a new three-year award period begins annually. In addition, Mr. Faerber joined the Company before the 2008-2010 award period was established, and so also received an award under the 2007-2009 award period. The Compensation Committee established target awards of PSUs for each participant at the beginning of the cycle in 2008. Participants can earn from 0% to 200% of their target shares, based on the Company’s financial performance. Because the lowest possible payment is 0 shares, we have not indicated a threshold payout amount. PSUs are payable in shares of common stock. The performance measures for the PSUs granted in the 2008-2010 period are return on net capital utilized and earnings per share from continuing operations. The PSU Program is described in

“Compensation Discussion and Analysis — Long-Term Equity Incentive Programs — Performance Share Unit Program.”

(c)	The stock option program is described in “Compensation Discussion and Analysis — Long-Term Equity Incentive Programs — Stock Option Grants.” The 2008 Plan provides that the exercise price for options will be not less than the “Fair Market Value” on the date of grant and defines Fair Market Value as the closing sales price per share of our common stock on the NYSE for that date.

(d)	Refer to Note F, “Shareholders’ Equity,” in the Notes to Consolidated Financial Statements included in our Form 10-K for fiscal year 2008, for the relevant assumptions used to determine the FAS 123R grant date fair value of our stock and option awards. The grant date fair value for PSUs was calculated based on the target number of PSUs for the 2008-2010 performance period.

(e)	Mr. Byrne: The nonqualified stock options become exercisable in four equal installments of 25,000 shares each on May 23, 2009, May 23, 2010, May 23, 2011 and May 23, 2012.

(f)	Mr. Michael: The stock options granted to Mr. Michael will not become exercisable because he left the Company in December 2008 before they vested.

(g)	Mr. Faerber: Stock options for 110,000 shares — 21,850 shares granted as an incentive stock option that becomes exercisable in five equal installments of 4,370 shares each on February 19, 2009, February 19, 2010, February 19, 2011, February 19, 2012, and February 19, 2013. The remaining 48,150 shares granted as nonqualified stock options become exercisable in five equal payment of 9,630 shares each on February 19, 2009, February 19, 2010, February 19, 2011, February 19, 2012, and February 19, 2013. An additional 40,000 shares granted as a nonqualified stock option becomes exercisable in four equal payments of 10,000 shares each on May 23, 2009, May 23, 2010, May 23, 2011, and May 23, 2012.

(h)	Ms. Harwell: The nonqualified stock options become exercisable in four equal installments of 10,000 shares each on May 23, 2009, May 23, 2010, May 23, 2011 and May 23, 2012.

(i)	Mr. Wills: The nonqualified stock options become exercisable in four equal installments of 10,000 shares each on May 23, 2009, May 23, 2010, May 23, 2011 and May 23, 2012.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

The following table sets forth information regarding the outstanding stock option awards and unvested or unearned stock awards held by the named executive officers, as of December 31, 2008. The market value of unvested stock awards is based on the closing stock price of Intermec stock of $13.28 on December 31, 2008, the last trading day of the year. These holdings reflect the Company’s long-term incentive compensation policies, which grant stock options and stock awards based on Company performance, the quality and length of an executive’s service, and the achievement of individual and Company goals.

		Option Awards(a)				Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan Awards:
								Plan Awards:	Market or
								Number of	Payout Value
		Number of	Number of			Number of	Market Value	Unearned	of Unearned
		Securities	Securities			Shares or	of Shares or	Shares, Units	Shares, Units
		Underlying	Underlying			Units of	Units of	or Other	or Other
		Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
		Options	Options	Exercise	Option	Have Not	Have Not	Have Not	Have Not
		Exercisable	Unexercisable	Price	Expiration	Vested	Vested(b)	Vested(c)	Vested(b)(c)
Name	Grant Date	(#)	(#)	($)	Date	(#)	($)	(#)	($)

Byrne, Patrick J.
Option	5/23/2008	—	100,000	$22.01	5/23/2018
Option	7/19/2007	60,000	240,000	27.35	7/19/2017
LTIP PSU 2007-09								50,000	664,000
LTIP PSU 2008-10								0	0
Michael, Lanny H.(d)
Option	5/15/2007	7,000	—	22.59	3/28/2009
Option	9/14/2006	14,400	—	27.48	3/28/2009
Faerber, Dennis A.
Option	5/23/2008	—	40,000	22.01	5/23/2018
Option	2/19/2008	—	70,000	22.88	2/19/2018
LTIP PSU 2007-09								17,500	232,400
LTIP PSU 2008-10								0	0
Harwell, Janis L.
Option	5/23/2008	—	40,000	22.01	5/23/2018
Option	5/15/2007	7,000	28,000	22.59	5/15/2017
Option	9/14/2006	14,000	21,000	27.25	5/16/2016
Option	5/17/2005	21,000	14,000	19.99	5/17/2015
Option	9/08/2004	24,000	6,000	14.33	9/08/2014
Restricted Stock Units	3/30/2007					20,000 (e)	265,600
Restricted Stock Units	9/08/2004					20,000 (e)	265,600
LTIP PSU 2007-09								8,750	116,200
LTIP PSU 2008-10								0	0
Wills, Michael A.
Option	5/23/2008	—	40,000	22.01	5/23/2018
Option	5/15/2007	3,000	12,000	22.59	5/15/2017
Option	5/16/2006	6,000	9,000	27.25	5/16/2016
Option	5/17/2005	6,000	6,000	19.99	5/17/2015
Option	5/06/2004	5,600	2,800	17.23	5/06/2014
Option	5/08/2003	4,000	—	7.72	5/08/2013
Option	5/07/2002	4,000	—	7.38	5/07/2012
LTIP PSU 2007-09								5,000	66,400
LTIP PSU 2008-10								0	0

(a)	All option grants before 5/23/2008 reflected in the table vest or vested (i.e., become exercisable) in five approximately equal installments on the first five anniversary dates following the date of grant, and expire ten years after the date of grant. The 5/23/2008 option grants reflected in the table vest in four approximately equal installments on the first four anniversary dates following the date of grant, and expire ten years after the date of grant. The options were all granted as incentive stock options to the maximum extent permitted by federal income tax rules.

(b)	Based on the closing price of our common stock of $13.28 on December 31, 2008.

(c)	Each named executive officer has received an award under the PSU Program for the 2007-2009 and 2008-2010 performance cycles, which will vest and be settled in shares to the extent earned as of December 31, 2009, and 2010 respectively. Participants can earn from 0% to 200% of their target shares, based on the Company’s financial performance. The lowest possible payment is $0. As of December 31, 2008, the 2007-2009 performance cycles were expected to pay out at target, while the 2008-2010 performance cycle was expected to pay out at 0% of granted value. The PSU Program is described in “Compensation Discussion and Analysis — Long-Term Equity Incentive Programs — Performance Share Unit Program.”

(d)	When Mr. Michael left the Company in December 2008, his unvested stock option awards automatically terminated. Any of his stock options that were vested at that time remained exercisable for a period of 90 days and then, any that remained unexercised automatically terminated.

(e)	Ms. Harwell’s award of 20,000 RSUs granted on March 30, 2007 vested when the restriction expired on March 1, 2009. Ms. Harwell’s award of 20,000 RSUs granted on September 9, 2004 will vest when the restriction expires on September 8, 2009.

2008 OPTION EXERCISES AND STOCK VESTED

For the year 2008, the following table provides, for each of our named executive officers, the number of stock options exercised and stock awards vested and the value realized due to the exercise or vesting.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired		Value Realized
	Exercise	on Exercise	on Vesting		on Vesting
Name	(#)	($)	(#)		($)

Byrne, Patrick J.	0	$0	41,988	(a)	$438,775	(a)
Michael, Lanny H.	0	0	20,000	(b)	252,400	(b)
Faerber, Dennis A.	0	0	0		0
Harwell, Janis L.	0	0	30,255	(a)	310,065	(a)
Wills, Michael A.	0	0	4,395	(a)	45,928	(a)

(a)	Represents the actual PSUs vested as of December 31, 2008 for the 2006-2008 performance period. The value realized is the number of shares vested multiplied by the fair market value of the common stock on the vesting date.

(b)	Represents RSUs that vested when Mr. Michael left the Company. The value realized is the number of shares vested multiplied by the fair market value of the common stock on the vesting date.

2008 PENSION BENEFITS

The following table provides information for each of the named executive officers regarding the actuarial present value of the officer’s accumulated benefit and years of credited service under the Intermec Pension Plan (the “IPP”), and our Restoration Plan (the “Restoration Plan”). The present value of accumulated benefits was determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Certain executive officers (but none of the named executive officers) also have benefits accrued under our Supplemental Executive Retirement Plan (the “SERP”).

Effective July 1, 2006, the IPP, the Restoration Plan and the SERP were frozen (i.e., benefit accruals ceased) with respect to all eligible employees, except for those employees who were already participating in the plans and whose age and years of service as of June 30, 2006, when added together, equaled or exceeded 70 (the “Rule of 70”). Ms. Harwell and Mr. Wills are in the group of employees whose benefits were frozen. Their benefit under the SERP was frozen at zero. Mr. Byrne, and Mr. Faerber are not eligible, and Mr. Michael was not eligible, to participate in the plans because they joined the Company after June 30, 2006.

			Present Value of
		Number of Years	Accumulated
		Credited Service	Benefit(a)
Name	Plan Name	(#)	($)

Byrne, Patrick J.	IPP	0	N/A
	Restoration Plan	0	N/A
Michael, Lanny H.	IPP	0	N/A
	Restoration Plan	0	N/A
Faerber, Dennis A.	IPP	0	N/A
	Restoration Plan	0	N/A
Harwell, Janis L.	IPP	1.83	48,469
	Restoration Plan	1.83	50,016
Wills, Michael A.	IPP	5.59	53,940
	Restoration Plan	5.59	49,972

(a)	Present values are calculated as of December 31, 2008 (the pension measurement date for purposes of the Company’s 2008 financial statements) based on benefits accrued through the 2008 fiscal year and payable at normal retirement age (age 65), assuming no pre-retirement mortality or termination and no future Part I Contributions (as mentioned below) or future service or compensation increases. The discount rates and mortality table are the same as those used for financial reporting purposes. Discount rates for the IPP and Restoration Plan as of the end of fiscal year 2008 were 6.20% and 6.30%, respectively. The present value factors are also based on sex-distinct RP2000 combined healthy mortality tables (with no collar adjustments) projected to 2016.

In order to determine the change in pension values for the Summary Compensation Table, the present values of the IPP and Restoration Plan benefits were calculated using a 2008 measurement date of December 31, 2008 and the changes shown are for the period September 30, 2007 through December 31, 2008. The discount rates for the IPP and Restoration Plan as of December 31, 2008 were 6.20% and 6.30%, respectively. The mortality tables used were the sex-distinct RP2000 combined healthy mortality tables (with no collar adjustments) projected to 2016. Discount rates for the IPP and Restoration Plan as of September 30, 2007 were 6.40% and 6.30%, respectively. The mortality tables used for 2007 were the sex-distinct RP2000 combined healthy mortality tables (with no collar adjustments) projected to 2015.

Pension Plan

The IPP is a broad-based, tax-qualified, funded defined benefit plan. As noted above, the IPP was frozen as of June 30, 2006, except with respect to participants who had satisfied the Rule of 70 as of that date. Ms. Harwell and Mr. Wills accrued benefits under the IPP until it was frozen. Mr. Byrne and Mr. Faerber do not, and Mr. Michael did not, participate in the IPP. The following discussion is limited to the provisions of the IPP that are applicable to Ms. Harwell and Mr. Wills. Because Ms. Harwell and Mr. Wills are no longer accruing a benefit under the IPP (and have not accrued a benefit since June 30, 2006), details of how their frozen accrued benefit under the IPP was calculated are not included here.

Participant Annual IPP Retirement Benefits.  Under the IPP, a participant’s annual retirement benefit commencing at normal retirement (generally age 65) is based on a formula (applicable to all participants) that takes into account amounts contributed by the participant to “Part I” of the Intermec Financial Security and Savings Program (“FSSP”) (which is one of our 401(k) plans). Part I Contributions are invested as directed by the Company’s Investment Committee. Participants who did not satisfy the Rule of 70 (i.e., those employees whose IPP benefits were frozen as of June 30, 2006) can no longer make Part I Contributions and have not been permitted to do so since June 30, 2006.

At any time after termination of employment but prior to the commencement of benefit payments, a participant can elect to transfer his or her Part I Contributions and any investment earnings thereon to the IPP, and thereby be entitled to the retirement benefit as defined by the IPP’s benefit formula. Alternatively, the participant can elect to receive a distribution of such amounts valued at the time of distribution and the benefit formula amount will be reduced, but not below zero, by the annuity equivalent of the contributions and earnings (as they were valued as of June 30, 2006). The “annuity equivalent” of the participant’s Part I Contributions (and related investment earnings) is the amount that would be paid to the participant each year under a straight life annuity that is actuarially equivalent to such amounts. The amounts shown on the above table reflect the present value of the IPP benefit without a transfer of the Part I Contributions to the IPP. The annual normal retirement benefit under the IPP reflected in the table is $8,092 for Ms. Harwell and $16,432 for Mr. Wills.

Participants whose IPP benefits were frozen as of June 30, 2006 became 100% vested in their IPP benefits on that date; accordingly both Ms. Harwell and Mr. Wills are 100% vested in their IPP benefit.

Vested participants who have attained age 55 and completed at least five years of service may elect early retirement. However, the amount of the participant’s early retirement benefit payments will be reduced by one-half of one percent (0.5%) for each month that the payment commencement date precedes the participant’s 65th birthday.

Form of Payments.  The normal form of payment for unmarried participants is the straight life annuity. The normal form of payment for married participants is an actuarially equivalent joint and 50% surviving spouse annuity. In addition, the IPP provides several other annuity payment options that are actuarially equivalent to the straight life annuity. Benefits are payable monthly.

Restoration Plan

The Restoration Plan was created to provide annual retirement benefits to a select group of management and highly compensated employees to the extent that their benefits under the IPP and FSSP are limited by the Internal Revenue Code of 1986, as amended (the “Code”). The Restoration Plan is a nonqualified, noncontributory and unfunded defined benefit plan. The Restoration Plan is subject to the requirements of Code Section 409A and the Company intends that it be documented and administered accordingly.

As noted above, the Restoration Plan was frozen as of June 30, 2006, except with respect to participants who had satisfied the Rule of 70 as of that date. Ms. Harwell and Mr. Wills accrued benefits under the Restoration Plan until the plan was frozen. Mr. Byrne and Mr. Faerber do not, and Mr. Michael did not, participate in the Restoration Plan.

Participant Restoration Plan Benefits.  A participant’s Restoration Plan benefit is based on a formula that takes into account the amount by which a participant was limited in making elective deferrals under the FSSP, and certain other factors. An annual normal retirement benefit is then calculated, which is the amount that would be paid in the form of a straight life annuity beginning as of the participant’s “normal retirement date,” which is generally the first day of month coincident with or immediately following the participant’s attainment of age 65. Ms. Harwell and Mr. Wills are both 100% vested in their Restoration Plan Benefit.

Ms. Harwell’s and Mr. Wills’ annual Restoration Plan benefits commencing at normal retirement date are $8,501 and $15,624, respectively.

Participants who have attained age 62 and completed five years of service may elect early retirement. In addition, a participant whose employment with the Company terminates on account of his or her total and permanent disability and who has attained age 55 may elect early retirement benefits. However, in either case, the amount of the participant’s early retirement benefit payments will be reduced by one-half of one percent (0.5%) for each month that the payment commencement date precedes the participant’s 65th birthday.

Form of Payments.  The normal form of payment for unmarried participants is the straight life annuity. The normal form of payment for married participants is an actuarially equivalent joint and 100% surviving spouse annuity.

For a description of the effects upon a change of control, refer to “Potential Payments upon Termination or Change of Control.”

2008 NONQUALIFIED DEFERRED COMPENSATION

The following table provides information for each of the named executive officers regarding aggregate executive and Company contributions and aggregate earnings on such contributions for 2008, as well as year-end account balances under the Intermec Deferred Compensation Plan.

	Executive	Company	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Balance
	in Last Fiscal	in Last Fiscal	in Last Fiscal	at Last Fiscal
	Year(a)	Year(b)	Year(c)	Year-End(d)
Name	($)	($)	($)	($)

Byrne, Patrick J.	$29,834	$23,867	$(4,078)	$25,755
Michael, Lanny H.	12,845	0	(2,209)	10,636
Faerber, Dennis	0	2,754	0	0
Harwell, Janis L.	0	0	(13,379)	20,277
Wills, Michael A.	0	0	0	0

(a)	The amounts reported in this column reflect the elective deferrals made by executives of base salary paid for 2008. These amounts are included in the compensation reported in the “Salary” column of the “Summary Compensation Table.”

(b)	The amounts reported in this column reflect matching contributions made by the Company in 2009 for 2008 contributions. These amounts are included in the “All Other Compensation” column of the “Summary Compensation Table,” but not in the “Aggregate Balance at Last Fiscal Year-End” column of this table because of the date the contributions were allocated. A contribution was made for Mr. Faerber in 2009 for 2008 because the plan provides a matching contribution to an employee who has not had an opportunity to make an enrollment election for the plan year and has compensation which exceeds the compensation limit for the year under Code Section 401(a)(17) ($230,000 in 2008).

(c)	The amounts reported in this column reflect the earnings credited to executives’ accounts for 2008.

(d)	Of the amounts reported in this column, the following amounts have also been reported in the “Salary” column of the Summary Compensation Table for 2008, 2007 and for 2006:

		Previously	Previously
	Reported for 2008	Reported for 2007	Reported for 2006	Total
Name	($)	($)	($)	($)

Byrne, Patrick J.	$29,834	0	0	$29,834
Michael, Lanny H.	12,845	0	0	12,845
Harwell, Janis L.	0	$10,972	$12,375	23,347

Deferred Compensation Plan

The Deferred Compensation Plan is designed as a nonqualified, defined contribution, individual account plan for the elective deferral of certain eligible compensation, to the extent that such compensation exceeds the compensation limit for an applicable year under Code Section 401(a)(17). Participation in the Deferred Compensation Plan is limited to select management and highly compensated employees of the Company. Employees who met the Rule of 70 (age plus years of service equals 70 or more as of June 30, 2006) are not eligible to participate in the Deferred Compensation Plan. The named executive officers currently eligible to participate in the Deferred Compensation Plan are Mr. Byrne, Ms. Harwell, and Mr. Wills. Mr. Michael participated in the Plan until he left the Company in December 2008. Mr. Faerber was not eligible to participate in the Deferred Compensation Plan in 2008, but is eligible in 2009. The Deferred Compensation Plan is available to approximately 50 other employees.

For 2008, eligible compensation includes up to 75% of base salary, up to 100% of annual cash bonuses and up to 100% of commissions or sales-based awards. Executives are not eligible to defer any portion of any quarterly incentive payment or quarterly sales commission that is based on performance in any portion of the year prior to the year it becomes payable. The Company matches 80% of the first 4% of eligible compensation deferred by an executive. To receive this matching contribution, the executive must be employed on the last day of the year. All Deferred Compensation Plan accounts are 100% vested at all times.

Executives may choose how to credit deferred and matching amounts among approximately 27 tracking funds that are based on the investment performance of the corresponding investment funds offered under the 401(k) Plan. Executives may change how deferrals are allocated to the tracking funds at any time, with changes generally effective as of the next trading day.

The table following shows the funds available under the Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2008.

Investment	1 Year	Investment	1 Year

AF Grth Fund Amer A	(39.07)%	FID Freedom 2010	(25.32)%
Clipper Fund	(49.57)%	FID Freedom 2015	(27.15)%
FID Dividend Growth	(42.96)%	FID Freedom 2020	(32.12)%
Harbor Cap Appr Inst	(37.13)%	FID Freedom 2025	(33.66)%
Spartan US EQ Index	(37.03)%	FID Freedom 2030	(36.93)%
Columbia Acorn Z	(38.55)%	FID Freedom 2035	(37.76)%
FID Mid Cap Stock	(45.96)%	FID Freedom 2040	(38.80)%
Longleaf Partners	(50.60)%	FID Freedom 2045	(39.15)%
Oakmark Select I	(36.22)%	FID Freedom 2050	(40.61)%
ABF SM Cap Val PA	(32.11)%	FID Freedom Income	(12.14)%
FID Diversified Intl	(45.21)%	PIMCO TOT Return Admn	4.56%
Oakmark Intl I	(41.06)%	Fidelity Cash Reserve	2.89%
FID Freedom 2000	(14.00)%	Fidelity Retire MMKT	2.93%
FID Freedom 2005	(24.45)%

An executive may receive a single lump sum payment equal to his or her entire account balance when the executive’s employment with the Company ends, subject to delays required by law or the terms of the Deferred Compensation Plan. If the executive dies while employed by the Company, his or her beneficiary will receive a lump sum payment equal to the value of his or her entire account balance. The executive may also receive distributions upon request in the event of an unforeseeable financial emergency. The Company reserves the right to terminate the Plan and distribute all vested amounts credited to participant accounts upon a change of control as described in the Deferred Compensation Plan.

The Compensation Committee interprets and administers the Deferred Compensation Plan. Generally, the Company reserves the right to amend or terminate the Deferred Compensation Plan at any time without the consent or agreement of the executives. Deferrals and matching contributions (and earnings thereon) are held in an irrevocable “rabbi” trust until distributed to the participant in accordance with the terms of the Deferred Compensation Plan, or otherwise used to pay claims of the Company’s creditors in accordance with applicable law and the terms of the trust. The Deferred Compensation Plan is subject to the requirements of Code Section 409A and the Company intends that it be documented and administered accordingly.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

In January 2009 the Board of Directors, upon the recommendation of the Compensation Committee and in consultation with the Committee’s outside compensation consultant, adopted a new Change in Control Severance Plan (the “COC Plan”) and an Executive Change of Control Policy for 2008 Omnibus Incentive Plan (the “COC Policy”) to replace existing Change of Control Employment Agreements (“Prior COC Agreements”) and existing change of control provisions for certain equity awards. In March 2009, the Committee, in consultation with its outside compensation consultant, adopted a new Corporate Executive Severance Plan (the “Severance Plan”) to replace existing Executive Severance Plans (the “Prior Severance Plans”). In this section we refer to the COC Plan, the COC Policy and the Severance Plan as the “Current Programs” and to the Prior COC Agreements, Prior Severance Plans and certain prior change of control provisions for equity awards as the “Prior Programs.”

The “Estimated Potential Incremental Payments upon Termination or Change of Control as of December 31, 2008” table below reflects the estimated amount of incremental compensation payable to each of the named executive officers under the Current Programs in the event of (i) an involuntary termination of the named executive officer by the Company without cause before a change of control of the Company; (ii) a change of control of the Company; (iii) an involuntary termination of the named executive officer by the Company without cause or a termination by the named executive officer for good reason in connection with a change of control of the Company; or (iv) death. The amounts shown in the table assume that the termination or change of control was effective as of December 31, 2008, and that the price of Intermec stock on which certain of the calculations are made was the closing price of $13.28 on that date. These amounts are estimates of the incremental amounts that would be payable as of December 31, 2008 under the Current Programs to each named executive officer in the foregoing circumstances. The actual amounts that would be payable to a named executive officer in similar circumstances in the future can only be determined at the time of the officer’s termination or a change of control of the Company. For purposes of comparison, after the table for each named executive officer we also disclose in narrative form the total amounts that would have been payable under the Prior Programs in each of the foregoing circumstances (clauses (i)-(iii)) as of December 31, 2008.

The Current Programs (and the material differences from the Prior Programs) are described below to assist in reading the table. The descriptions are qualified in all respects by reference to the provisions of the applicable plan, policy or agreement.

Change of Control Severance Plan

The COC Plan covers all executive officers, including the named executive officers, and generally provides benefits similar to those provided under the Prior Agreements. If within two years after a Change of Control, the Company terminates the employment of a covered executive for reasons other than Cause, or if a covered executive terminates employment for Good Reason, the executive will be entitled to certain financial benefits, including a lump sum severance payment equal to a multiple of the sum of the executive’s annual base salary and annual bonus. The multiple applied to the CEO is three times, and the multiple applied to the other executive officers is two times, as it was under the Prior Agreements. Like the Prior Agreements, an executive may not receive a benefit both under the COC Plan and under any other severance program.

The new COC Plan and COC Policy change the availability and definition of Change of Control benefits in ways that the Board and management believe are in the best interests of the Company and its stockholders, for the following reasons:

•	The COC Plan eliminates the modified single-trigger benefit (also known as a window period right) for the CEO that permitted payment of severance benefits if the CEO voluntarily resigned during the first 12 months after a Change of Control, and adopts the more restrictive definition of Good Reason found in the Prior Agreements for the other executive officers.

•	The COC Policy provides for “double-trigger” accelerated vesting for all options and time-vested restricted stock or restricted stock unit awards (meaning that accelerated vesting will occur only if there is both a Change of Control and a qualifying termination of employment). The equity awards and plans under the Prior COC Agreements provide for immediate (or “single-trigger”) accelerated vesting of such awards on a Change of Control.

•	Participation in the COC Plan is conditioned on the covered executives agreeing to amend all of their outstanding options to provide for double-trigger accelerated vesting on a Change of Control. All of the named executive officers have so agreed.

•	The COC Plan includes a new claw-back provision that terminates benefits and requires repayment of benefits if the executive breaches agreements protecting the interests of the Company, such as confidentiality, non-competition and ownership of proprietary information.

•	The definition of a Change of Control has become more restrictive in two respects. First, in the case of a merger, consolidation or sale of all or substantially all assets, the previous definition provided that the transaction was not deemed a Change of Control if ownership of more than 60% of the common stock and voting securities of the resulting corporation is the same before and after the transaction. Under the new definition, the transaction is not deemed a Change of Control if 50% of such ownership has remained the same. Second, the change in the majority of the Board of Directors is required to occur within 24-months after the Change of Control rather than over an unlimited period of time. Other events deemed to be Changes of Control have not been altered.

•	The definition of annual bonus for severance purposes has been changed to the average of the last three years’ actual bonus payments; under the Prior COC Agreements, it was defined as the higher of the executive’s target bonus in the year of termination and the highest bonus payable for any fiscal year after a Change of Control.

•	Under the COC Policy, the cash out of performance shares on a Change of Control is based on actual performance if 50% or more of the performance period has elapsed and at targeted performance if less than 50% of the performance period has elapsed. Previously, the cash out of performance shares was based on the greater of targeted or actual performance.

•	The executive’s legal and other fees resulting from a dispute relating to the COC Plan will be reimbursed only if the executive prevails on at least one material item, rather than being paid regardless of the outcome of the dispute, as previously provided.

•	The COC Plan contains a modified excise tax gross-up provision for the covered executives that is designed to neutralize the disparate impact of excise taxes imposed under Section 4999 of the Code on executives with varying tenures with the Company. The payment will be made only if the total value of all “parachute payments” to the individual exceeds 110% of the individual’s “safe harbor” amount.

•	Benefits under the COC Plan are payable only if the executive timely executes a general waiver and release of claims.

•	The COC Plan provides for reasonable costs for outplacement services for the period through the second calendar year following the year of the executive’s termination.

•	The COC Plan provides for continued coverage for the executive and his or her family members under the Company’s welfare benefit plans for a period of two years, involving certain payments by the executive for the cost of coverage, followed by reimbursement of such payments along with a gross-up.

Under the COC Plan, a “Change of Control” is the first to occur of any of the following events: (i) any person becomes the beneficial owner of 30% or more of Intermec’s common stock or voting securities, with certain exceptions; (ii) the incumbent directors (including those nominees subsequently nominated or elected by incumbent directors) during any consecutive 24-month period cease for any reason to constitute at least a majority of the Board of Directors; (iii) consummation of a reorganization, merger, consolidation, sale or other disposition of substantially all the assets of the Company, unless (x) after such transaction the beneficial owners of Intermec’s common stock and voting securities immediately prior to the transaction retain more than 50% of such common stock or voting securities, (y) no beneficial owner owns 30% or more of the then outstanding common stock or voting securities and (z) at least a majority of the directors resulting from such transaction were incumbent directors at the time of executing the initial agreement providing for such transaction; or (iv) consummation of a complete liquidation or dissolution of the Company.

“Good Reason” is defined under the COC Plan to mean the occurrence of any of the following within 24 months after a Change of Control and the failure of the Company or a successor company to cure within 30 days after receipt of written notice from the executive asserting that Good Reasons exists: (i) a material diminution in the executive’s base compensation; (ii) a material diminution in the executive’s authority, duties, or responsibilities; (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the executive is required to report, including a requirement that the executive report to a corporate officer or employee in stead of reporting directly to the Board; (iv) a material diminution in the budget over which the executive retains authority; (v) a material change in the geographic location at which the executive must perform the services; and (vi) the failure of the Company to obtain a satisfactory agreement from a successor to the Company to assume and agree to perform the COC Plan.

“Cause” is defined in the COC Plan to mean the occurrence of one or more of the following events: (i) the willful and continued failure of the executive to perform substantially the executive’s duties after a written demand for substantial performance is delivered by the Board or the CEO and (ii) the willful engaging by the executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company. No act or failure to act will be considered “willful” unless it is done, or omitted to be done, in bad faith or without a reasonable belief that the action or omission was in the best interests of the Company.

Executive Severance Plan

The Severance Plan sets forth the payments that we will make to a covered executive, including our named executive officers, if we terminate the executive’s employment other than for Cause or if the executive becomes disabled or dies while employed by the Company. If we terminate the executive’s employment other than for Cause, we will make the following payments to the executive:

•	accrued but unpaid salary and the pro rata target bonus for the year in which the termination occurs;

•	a lump sum severance payment equal to a multiple of the executive’s annual base salary;

•	amounts accrued and due under the existing terms of various benefit programs, including the Deferred Compensation Plan;

•	lump sum amount equal to 12 times the amount of the COBRA premium applicable to the level of health plan coverage in effect at the time of termination; and

•	reasonable outplacement services, as incurred, for a period up to 12 months.

The lump sum severance payment under the Severance Plan applicable to our CEO would be two times his annual base salary and the lump sum severance payment for all other executives would be one times his or her annual base salary. The executive is responsible for all taxes arising from payments and benefits under the Severance Plan.

The Severance Plan includes a claw-back provision that terminates benefits and requires repayment of benefits if the executive breaches agreements protecting the interests of the Company, such as confidentiality, non-competition and ownership of proprietary information. The Severance Plan also requires that the executive sign a general waiver and release of claims in order to receive benefits. The Prior Severance Plans did not contain these provisions.

In the event of termination of an executive’s employment by reason of death or disability or for Cause, our sole obligation under the Severance Plan would be to pay the executive’s accrued annual base salary that is unpaid at that time. We would also pay amounts accrued and vested under the existing terms of various benefit programs in accordance with the terms of such programs.

The Severance Plan does not require us to retain the executives or to pay them any specified level of compensation or benefits. Generally, we may modify or terminate the Severance Plan at any time at our discretion without the consent or agreement of the executives. However, the Severance Plan may not be amended or terminated within one year following a Change of Control as to any executive employed by the Company as of the date of a Change of Control.

The Severance Plan provides that an executive may not receive the payment of benefits from both the Severance Plan and the COC Plan or any other Company severance plan or agreement. Although the Severance Plan provides certain additional benefits upon a termination of employment in connection with a Change of Control, all the named executive officers receive Change of Control benefits under the COC Plan so the Change of Control benefits under the Severance Plan are not described here.

The definition of “Change of Control” under the Severance Plan is the same as described for the COC Plan above. “Cause” is defined in the Severance Plan to mean (i) the failure of the executive to perform substantially the executive’s duties with the Company and (ii) the willful engaging by the executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

Restoration Plan

The terms of the Restoration Plan, other than those relating to a Change of Control, are described in “2008 Pension Benefits — Restoration Plan.” That description includes a summary of the benefits for participants. The following is a brief description of the provisions in the Restoration Plan relating to a Change of Control. Upon a “Change of Control” the Restoration Plan benefit of any participant who is a participant on the date of the Change of Control will be distributed in a lump sum that is equal to the actuarial present value of the Restoration Plan benefit payable at the later of his or her attainment of age 65 or his or her attained age at the time of the Change of Control. The lump sum amount payable upon a Change of Control is based on a different discount rate than what has been used for financial reporting purposes. Accordingly, the table below reflects the increase in value based on the Change of Control discount factor. This is explained further in note (f) to the tables for J. Harwell and M. Wills below. Any condition concerning eligibility for retirement benefits that requires (1) the filing of any election, (2) the attainment of a specified age, (3) an agreement not to compete with the Company, (4) benefit reductions, or (5) the Participant’s termination of employment with the Company would be waived.

For purposes of the Restoration Plan, a “Change of Control” is the first to occur of any of the following events: (i) any person becomes the beneficial owner of 30% or more of Intermec’s common stock or voting securities, with certain exceptions; (ii) the incumbent directors (including those nominees subsequently nominated or elected by incumbent directors) cease for any reason to constitute at least a majority of the Board of Directors; (iii) consummation of a reorganization, merger, consolidation, sale or other disposition of substantially all the assets of the Company, unless (x) after such transaction the beneficial owner of Intermec’s common stock and voting securities immediately prior to the transaction retain more than 60% of such common stock or voting securities, (y) no beneficial owner owns 30% or more of the then outstanding common stock or voting securities and (z) at least a majority of the directors resulting from such transaction were incumbent directors at the time of executing the initial agreement providing for such transaction; or (iv) consummation of a complete liquidation or dissolution of the Company. To the extent necessary to comply with Section 409A of the Code, an event or occurrence described above will be considered a Change of

Control only if it also constitutes a change in ownership or effective control of the Company or a change in ownership of the Company’s assets described in accordance with the requirements of Section 409A of the Code.

Tabular Presentation

The table below presents estimated incremental compensation payable to each of the named executive officers as described above, other than for Mr. Michael, who left the Company during 2008. The incremental compensation is presented in the following benefit categories:

•	Cash (salary): a multiple of the executive’s annual base salary as of December 31, 2008.

•	Cash (annual target incentive): a multiple of the average of actual incentive bonus payments for prior 3 years (2005-2007).

•	Cash (current year annual incentive): a pro rata portion of the executive’s annual targeted incentive opportunity for 2008 based on the number of days worked during the year.

•	Stock options: market value, as of December 31, 2008, of unvested, in-the-money stock options that would vest.

•	Service-based stock awards: market value, as of December 31, 2008, of unvested equity awards that would vest (includes restricted stock and RSUs).

•	Performance shares: present market value, as of December 31, 2008, of unvested performance-based shares that would vest.

•	Restoration Plan: difference in net present value based on use of the Restoration Plan’s discount factors.

•	Excise tax gross-up: the modified excise tax gross-up under the COC Plan, as described above.

•	Health and welfare benefits: estimated value of continuing welfare benefits for officer and his/her family based on elected coverage as of December 31, 2008, and based on current Company costs.

•	Supplemental life insurance: benefit paid to estate upon death. Mr. Faerber and Mr. Wills have a death benefit of two times the previous year’s base pay, subject to a $600,000 maximum, under the Basic Life Insurance benefit provided to all employees. Therefore, no additional amount is shown as a death benefit on this table for them.

•	Perquisites: estimated value of outplacement services.

Mr. Michael.  When Mr. Michael left the Company, he received an additional one year’s salary of $363,000, an additional severance payment of $70,000, an additional payment of $22,750 (intended to help cover the cost of COBRA coverage, although it is not required to be so used), and up to $15,000 of outplacement services, all of which amounts (except those relating to outplacement services) are disclosed in the Summary Compensation Table for 2008. The 20,000 restricted stock units granted to Mr. Michael in 2006 became vested when he left the Company in December 2008.

Estimated Potential Incremental Payments upon Termination or Change of Control as of December 31, 2008

					After Change of
					Control
	Before Change of				Termination w/o
	Control				Cause or for
	Termination w/o		Upon Change of		Good
Name and Benefit	Cause		Control(a)		Reason(a)		Death(b)

Byrne, Patrick J.
Cash (salary)	$1,340,000	(c)	$—		$2,010,000	(d)	$—
Cash (annual target incentive)			—		961,362	(d)	—
Cash (current year annual incentive)	655,385	(c)	—		655,385	(d)	—
Stock Options: vesting accelerated	—		—		—		—
Performance Shares:
(e) vesting accelerated	—		624,182	(e)	—		—
Excise Tax Gross-Up	—		—		1,411,048		—
Health and Welfare Benefits	16,796		—		28,876		—
Supplemental Life Insurance	—		—		—		600,000
Perquisites(g)	15,000	(g)	—		15,000	(g)

Total	$2,027,181		$624,182		$5,081,671		$600,000

Estimated Potential Incremental Payments Under Prior Programs.  Under the Prior Programs, Mr. Byrne would have received the following amounts: Before a Change of Control, Termination Without Cause, $1,995,385; Upon a Change of Control, $2,204,935; After Change of Control, Termination Without Cause or for Good Reason, $4,063,876.

					After Change of
					Control
	Before Change of				Termination w/o
	Control				Cause or for
	Termination w/o		Upon Change of		Good
Name and Benefit	Cause		Control(a)		Reason(a)		Death(b)

Faerber, Dennis A.
Cash (salary)	300,000	(c)	—		600,000	(d)	$—
Cash (annual target incentive)	—		—		—	(d)	—
Cash (current year annual incentive)	129,231	(c)	—		129,231	(d)	—
Stock Options: vesting accelerated	—		—		—		—
Performance Shares:
(e) vesting accelerated	—		224,937	(e)	—		—
Excise Tax Gross-Up	—		—		—		—
Health and Welfare Benefits	16,796		—		28,876		—
Supplemental Life Insurance	—		—		—		—
Perquisites(g)	15,000	(g)	—		15,000	(g)	—

Total	$461,027		$224,937		$773,107		$0

Estimated Potential Incremental Payments Under Prior Programs.  Under the Prior Programs, Mr. Faerber would have received the following amounts: Before a Change of Control, Termination Without Cause, $429,231; Upon a Change of Control, $538,693; After Change of Control, Termination Without Cause or for Good Reason, $856,372.

					After Change of
	Before Change of				Control Termination
	Control				w/o Cause or for
	Termination w/o		Upon Change of		Good
Name and Benefit	Cause		Control(a)		Reason(a)		Death(b)

Harwell, Janis L.
Cash (salary)	$339,400	(c)	$—		$678,800	(d)	$—
Cash (annual target incentive)	—		—		302,094	(d)	—
Cash (current year annual incentive)	211,394	(c)			211,394	(d)	—
Stock Options: vesting accelerated	—		—		—		—
Service-Based Stock Awards: vesting accelerated	531,200		—		531,200		—
Performance Shares:
(e) vesting accelerated	—		201,006	(e)	—		—
Restoration Plan:
(f) difference in net present value	—		10,064	(f)	—		—
Excise Tax Gross-Up	—		—		419,280		—
Health and Welfare Benefits	5,718		—		12,543		—
Supplemental Life Insurance	—		—		—		600,000
Perquisites(g)	15,000	(g)	—		15,000	(g)	—

Total	$1,102,712		$211,070		$2,170,311		$600,000

Estimated Potential Incremental Payments Under Prior Programs.  Under the Prior Programs, Ms. Harwell would have received the following amounts: Before a Change of Control, Termination Without Cause, $1,081,994; Upon a Change of Control, $1,045,920; After Change of Control, Termination Without Cause or for Good Reason, $1,113,623.

					After Change of
					Control
	Before Change of				Termination w/o
	Control				Cause or for
	Termination w/o		Upon Change of		Good
Name and Benefit	Cause		Control(a)		Reason(a)		Death(b)

Wills, Michael A
Cash (salary)	$317,240	(c)	$—		$634,480	(d)	$—
Cash (annual target incentive)	—		—		161,030	(d)	—
Cash (current year annual incentive)	194,603	(c)	—		194,603	(d)	—
Stock Options: vesting accelerated	—		—		—		—
Performance Shares:
(e) vesting accelerated	—		190,741	(e)	—		—
Restoration Plan:
(f) difference in net present value	—		19,345	(f)	—		—
Excise Tax Gross-Up	—		—		—		—
Health and Welfare Benefits	18,365		—		30,636		—
Supplemental Life Insurance	—		—		—		—
Perquisites(g)	15,000	(g)	—		15,000	(g)	—

Total	$545,208		$210,086		$1,035,749		$0

Estimated Potential Incremental Payments Under Prior Programs.  Under the Prior Programs, Mr. Wills would have received the following amounts: Before a Change of Control, Termination Without Cause, $511,843; Upon a Change of Control, $457,410; After Change of Control, Termination Without Cause or for Good Reason, $1,060,804.

(a)	Other than under the Restoration Plan, discussed in note (f), and with respect to certain performance-based equity under our 2008 Executive Change of Control Policy applicable to all named executive officers, also discussed in note (e), generally the COC Plan only provides benefits to the covered employees upon Change of Control if there is an involuntary termination without Cause or voluntary termination with Good Reason within two years following the Change of Control. Accordingly, the additional amounts to which our named executive officers would be entitled as a result of such termination are reflected in the column captioned “After Change of Control Termination w/o Cause or for Good Reason.”

(b)	For Mr. Byrne and Ms. Harwell, the death benefit is four times the previous year’s base pay, subject to a $600,000 maximum unless approved by the insurer, after additional information is provided by the insured. The maximum currently applicable to these officers is $600,000. For Mr. Faerber and Mr. Wills, the death benefit is two times the previous year’s base pay, a benefit which applies to all employees.

(c)	In the event of Termination without Cause , the executive is entitled to a payment that includes a multiple of his or her base salary. For Mr. Byrne, that multiple is two times his base salary. For all other named executive officers, that multiple is one times base salary. In addition, the executive is entitled to a pro rata portion of his or her target bonus for that year, based on the number of days worked. The amounts reported on this table are the amounts reported for annual incentive awards at target in the “2008 Grants of Plan-Based Awards” table.

(d)	In the event of termination without Cause or for Good Reason in connection with a Change of Control, the executive is entitled to a payment that includes a multiple of his or her base salary and bonus, the latter of which is calculated based on the average of the last three years’ actual bonus payments. For Mr. Byrne, that multiple is three times base salary and bonus. For all other named executive officers, that multiple is two times their base salary and bonus. Since Mr. Byrne commenced employment in 2007, only his bonus for that year is reflected. Because Mr. Faerber commenced employment in 2008, he has no prior year bonus history on which to base a Change of Control bonus multiple as of December 31, 2008, so his target incentive payable upon termination upon a Change of Control is shown as zero. The executive is also entitled to a pro rata portion of his or her target bonus based on the number of days worked during the existing year.

(e)	Pursuant to the 2008 Omnibus Plan, as amended by the COC Policy applicable to the named executive officers, all outstanding awards of restricted stock or restricted stock units whose restrictions are based on performance criteria, performance units and performance shares, will be deemed to have been fully earned based on targeted performance being attained as of the effective date of the Change of Control, except that if more than 50% of the performance period has elapsed, the award will be deemed to have been earned based on the actual performance attained as of the effective date of the Change of Control. The amounts on this table include the payout upon a Change of Control with respect to the PSU performance cycles for 2007-2009 and 2008-2010, as applicable to each named executive officer. To calculate these values as of December 31, 2008, we used $13.28 per share of our common stock.

(f)	Upon a Change of Control (as defined in the Restoration Plan), participants in the Restoration Plan receive a lump sum payout of the net present value of their vested benefit. Ms. Harwell and Mr. Wills have a vested benefit in the Restoration Plan. Under the Restoration Plan, we use a different discount factor to calculate the net present value in the event of a Change of Control compared to the discount factor we use to calculate the net present value of the benefit for financial reporting purposes. (The value used for financial reporting purposes is the amount reflected for these plans on the table in “2008 Pension Benefits.”) The amounts reported on this table for the Restoration Plan upon a Change of Control represent the positive difference, as of December 31, 2008, between (1) the net present value of the participant’s benefit as calculated upon a Change of Control (using segment rates of 4.89%, 5.06% and 6.14% interest and 2008 unisex PPA mortality) and (2) the net present value of the participant’s benefit as calculated for financial reporting purposes (using a 6.3% rate of interest and RP2000 combined healthy mortality projected to 2016 (sex-distinct without collar adjustment)).

(g)	The executives would be entitled to the reasonable cost of outplacement services. The amount of services is not fixed, but we do not expect them to exceed $15,000 in the aggregate per executive.

EQUITY COMPENSATION PLAN INFORMATION

The table provides information, as of December 31, 2008, concerning securities authorized for issuance under equity compensation plans of the Company.

	Number of			Number of Securities
	Securities to			Remaining Available
	Be Issued Upon			for Future Issuance
	Exercise		Weighted Average	Under Equity
	of Outstanding		Exercise Price of	Compensation Plans
	Options, Warrants		Outstanding Options,	(Excluding Securities
	and Rights		Warrants and Rights	Reflected in Column(a))
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by stockholders	3,280,232	*	$20.66	5,932,701	**
Equity compensation plans not approved by stockholders	—		—	—

*	Not included here are 42,667 RSUs issued under the 2004 Plan and 4,000 RSUs issued under the 2008 Plan which if vested, will be paid in the form of unrestricted shares of common stock. This number also does not include 38,215 RDSUs, which if vested, will be paid in shares of common stock as provided in the Director Compensation Program. This number also does not include PSUs, which, if vested, must be paid in shares of common stock, as provided in the PSU Program. The target number of PSUs that have been granted for the 2007-2009 and 2008-2010 performance periods is 323,413. Participants can earn from 0% to 200% of their target shares based on the Company’s financial performance. The terms of PSUs are described in “Compensation Discussion and Analysis.”

**	Includes 380,850 shares available under the 1999 and 2001 Stock Incentive Plans, which provide for incentive awards in the form of stock options, with or without related stock appreciation rights, or in the form of restricted stock. The total of 5,932,701 also includes 1,384,783 shares available under the 2004 Plan and 2,668,431 shares available under the 2008 Plan, which provides for awards of RSUs, performance shares and units, and other types of incentive awards, in addition to stock options, stock appreciation rights and restricted stock. It also includes 1,413,625 shares available under the 2008 Employee Stock Purchase Plan and 85,012 shares available under the 2002 Director Stock Option and Fee Plan. The The 2002 Director Stock Option and Fee Plan allows for certain annual retainer fees and meeting fees to be paid in the form of common stock or deferred stock units. See the information provided in “Director Compensation.”

Intermec, Inc.
2009 Annual Meeting of Stockholders
May 27, 2009, 10:00 a.m. Pacific time
6001 — 36th Avenue West
Everett, Washington 98203

Directions and Parking

From the North or South on I-5:

Take exit #189 “Mukilteo/Whidbey Island Ferry” onto Hwy. 526. Take the Seaway Boulevard exit and follow it to the end (approximately 1.25 miles). At the end of Seaway Boulevard, turn right onto 36th Avenue West, which ends at the Intermec headquarters building.

From Hwy 99:

Turn West onto Hwy. 526. Take the Seaway Boulevard exit and follow it to the end (approximately 1.25 miles). At the end of Seaway Boulevard, turn right onto 36th Avenue West, which ends at the Intermec headquarters building.

Visitor parking is available in front of the circular drive. Please enter the building through the front doors, behind the circular drive.

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INTERMEC, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.
1.	ELECTION OF DIRECTORS		For	Against	Abstain
Nominees:
	1a.	Patrick J. Byrne	☐	☐	☐

	1b.	Eric J. Draut	☐	☐	☐			For	Against	Abstain

	1c.	Gregory K. Hinckley	☐	☐	☐		1g. Steven B. Sample	☐	☐	☐

	1d.	Lydia H. Kennard	☐	☐	☐		1h. Oren G. Shaffer	☐	☐	☐

	1e.	Allen J. Lauer	☐	☐	☐		1i. Larry D. Yost	☐	☐	☐

	1f.	Stephen P. Reynolds	☐	☐	☐	2.	RATIFY SELECTION OF DELOITTE & TOUCHE LLP AS INTERMEC, INC.’s INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.	☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the persons named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐

			Yes	No

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M11460
INTERMEC, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
MAY 27, 2009
The undersigned stockholder(s) hereby appoint(s) Patrick J. Byrne, Robert J. Dreissnack and Janis L. Harwell, and each of them with power to act without the other and with power of substitution, as proxies, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of Intermec, Inc. that the stockholder(s) is/are entitled to vote at the 2009 Annual Meeting of Stockholders to be held at 10:00 A.M., Pacific Time on Wednesday, May 27, 2009, at the headquarters offices of Intermec, Inc., located at 6001 36th Avenue West, Everett, Washington, and any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the 2009 Annual Meeting of Stockholders.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR THE PROPOSAL.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE